Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Intersections Inc.

at

$3.68 Cash Per Share

by

WC SACD One Merger Sub, Inc.,

a Wholly-Owned Subsidiary of

WC SACD One Parent, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON DECEMBER 28, 2018, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer (as defined below) is being made pursuant to that certain Agreement and Plan of Merger, dated as of October 31, 2018, as amended by Amendment No. 1 thereto, dated as of November 28, 2018, (as amended, the “Merger Agreement”), by and among WC SACD One Parent, Inc., a Delaware corporation (“Parent”), WC SACD One Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and Intersections Inc., a Delaware corporation (the “Company”). Parent is a wholly-owned subsidiary of WC SACD One, Inc., a Delaware corporation (“WC SACD”). WC SACD was originally formed as a limited liability company known as “WC SACD One, LLC” and was converted into a corporation on October 29, 2018. As such, all references in this Offer to Purchase (this “Offer to Purchase”) to WC SACD prior to October 29, 2018 refer to WC SACD One, LLC. WC SACD is a newly formed joint venture of iSubscribed Inc., a Delaware corporation (“iSubscribed”), WndrCo Holdings, LLC, a Delaware limited liability company (“WndrCo”), General Catalyst Group IX, L.P., a Delaware limited partnership and GC Entrepreneurs Fund IX, L.P., a Delaware limited partnership (together with General Catalyst Group IX, L.P., the “GC Funds”), which was formed in order to engage in acquisition discussions with the Company related to the proposed transaction. WC SACD, Parent, Purchaser, iSubscribed, WndrCo, and the GC Funds are collectively referred to in this Offer to Purchase as the “Bidders”.

Purchaser is offering to purchase all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company at $3.68 per Share (the “Offer Price”), in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related letter of transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal” which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”). Certain stockholders of the Company, namely, Michael Stanfield, Stanfield Family Investments LLC, Loeb Holding Corporation and David A. McGough (the “Rollover Holders”) have entered into Tender and Support Agreements with Parent that, among other things, require the Rollover Holders to tender all of their Shares in the Offer other than certain Shares that they have agreed to contribute and assign to WC SACD (the “Rollover Shares”) prior to the consummation of the Merger (as defined below), pursuant to the terms of the Contribution and Assignment Agreements entered into by the Rollover Holders with WC SACD. For more information related to the agreements entered into by the Rollover Holders, see “Special Factors—Section 4—Certain Agreements Between WC SACD and its Affiliates and Intersections Inc.” Purchaser is seeking to purchase an amount of Shares in the Offer that would allow Parent and Purchaser to consummate the Merger with the Company pursuant to Section 251(h) of the Delaware General Corporation Law (the “DGCL”).

Consummation of the Offer is conditioned upon, among other things, prior to the Expiration Date (as defined below in the “Summary Term Sheet”): (i) there being validly tendered and “received” (as defined by Section 251(h)(6) of the DGCL) and not withdrawn a number of Shares that, considered together with the Shares (including the Rollover Shares), if any, then owned by WC SACD, Parent and their subsidiaries, would represent at least one Share more than 50% of the number of Shares (including the Rollover Shares) then issued and outstanding on a fully-diluted basis (disregarding Shares issuable upon conversion of the Notes issued pursuant to the Note Purchase Agreement-see “Special Factors—Section 4—Certain Agreements Between WC SACD and its Affiliates and Intersections Inc.—Note Purchase Agreement”); (ii) there being validly tendered and “received” (as defined by Section 251(h)(6) of the DGCL) and not withdrawn a number of Shares that would represent at least one Share more than 50% of the then outstanding number of Shares not owned by the Rollover Holders, and the executive officers and directors of the Company that are not Rollover Holders (sub-clauses (i) and (ii) collectively, the “Minimum Condition”); (iii) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated; and (iv) no governmental body having enacted, entered, promulgated, enforced or deemed applicable any law or order that is then in effect and has the effect of, or would reasonably be expected to result in, making illegal or otherwise prohibiting or materially delaying the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement. Shares issuable upon conversion of the Notes will be disregarded for purposes of calculating the Minimum Condition.

Provided that the Minimum Condition is satisfied and all other conditions to the Offer are satisfied or waived, Purchaser will purchase all Shares validly tendered and not validly withdrawn before the Expiration Date. Consummation of the Offer is not conditioned upon any financing arrangements or subject to a financing condition. See “The Offer—Section 15—Conditions of the Offer.”

Following the purchase by Purchaser of Shares tendered in the Offer at the Offer Price, subject to the satisfaction of the conditions to the Merger that are described in “The Offer—Section 12—The Merger Agreement”, Purchaser will be merged with and into the Company pursuant to Section 251(h) of the DGCL, with the Company continuing as the surviving corporation as a wholly-owned subsidiary of Parent (the “Merger”). At the effective time of the Merger, each issued and outstanding Share (other than any (i) Shares held in the treasury of the Company, (ii) Shares owned directly or indirectly by Parent or Purchaser, (iii) the Rollover Shares, and (iv) Shares held by the Company’s stockholders who properly demand and perfect appraisal rights under Delaware law, if applicable) will be cancelled and converted into the right to receive an amount equal to the Offer Price, in cash, without interest, subject to any withholding of taxes required by applicable law.

A special committee, comprised solely of the independent and disinterested directors who are unaffiliated with the Bidders and the Rollover Holders (the “Special Committee”), duly and unanimously recommended to the Company’s board of directors (the “Company Board”) that the Company Board approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. After careful consideration and based in part upon the recommendation of the Special Committee, the Company Board unanimously (i) approved and declared advisable the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; (ii) determined that the Offer and the Merger are fair to and in the best interests of the Company and the stockholders of the Company (including the Company’s stockholders other than the Rollover Holders); (iii) determined that the Merger shall be governed by Section 251(h) of the DGCL; and (iv) recommended that the holders of Common Stock accept the Offer and tender their Common Stock pursuant to the Offer.

A summary of the principal terms of the Offer appears on pages 1 through 10 of this Offer to Purchase. This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision whether to tender your Shares.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Bankers and Brokers Call Collect: (877) 297-1747

All Others Call Toll Free: (212) 269-5550

Email: INTX@dfking.com

November 29, 2018

IMPORTANT

Any stockholder of the Company who desires to tender all or a portion of such stockholder’s Shares in the Offer should either (i) complete and sign the accompanying Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal together with the certificates representing tendered Shares and all other required documents to American Stock Transfer & Trust Company LLC, the depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in “The Offer—Section 3—Procedure for Tendering Shares”; or (ii) request that such stockholder’s bank, broker, dealer, trust company or other nominee effect the transaction for such stockholder. Stockholders whose Shares are registered in the name of a bank, broker, dealer, trust company or other nominee must contact such person if they desire to tender their Shares.

Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in “The Offer—Section 3—Procedure for Tendering Shares.”

Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Questions and requests for assistance may be directed to the information agent, D.F. King & Co., Inc. (the “Information Agent”), at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and all other related materials may be directed to the Information Agent or your bank, broker, dealer, trust company or other nominee, and copies will be furnished promptly at Purchaser’s expense. Additionally, this Offer to Purchase, the related Letter of Transmittal and other materials relating to the Offer may be found at http://www.sec.gov.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser (or, for the avoidance of doubt, any of the other Bidders) not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Parent, the Purchaser, any of the other Bidders, the Depositary, or the Information Agent for the purpose of the Offer.

i

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase (as defined below) or the Letter of Transmittal (as defined below). We have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning the Company (as defined below) contained herein and elsewhere in this Offer to Purchase has been provided to Parent (as defined below) and Purchaser (as defined below) by the Company or has been taken from or is based upon publicly available documents or records of the Company on file with the U.S. Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer (as defined in the “Introduction” to this Offer to Purchase). Parent and Purchaser have not independently verified the accuracy and completeness of such information. Parent and Purchaser have no knowledge that would indicate that any statements contained herein relating to the Company provided to Parent and Purchaser or taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to understand fully the Offer and the Merger (as defined below) because the information in this summary term sheet is not complete.

Securities Sought	All issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of Intersections Inc., a Delaware corporation (the “Company”).

Price Offered Per Share	$3.68 per share, in cash (the “Offer Price”), without interest thereon and less any applicable withholding taxes.

Scheduled Expiration Date	5:00 P.M., New York City time, on December 28, 2018, unless the offer is extended or earlier terminated.

Purchaser	WC SACD Merger Sub, Inc., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of WC SACD Parent, Inc., a Delaware corporation (“Parent”). Parent is a wholly-owned subsidiary of WC SACD One, Inc., a Delaware corporation (“WC SACD”). WC SACD was originally formed as a limited liability company known as “WC SACD One, LLC” and was converted into a corporation on October 29, 2018. As such, all references in this Offer to Purchase (this “Offer to Purchase”) to WC SACD prior to October 29, 2018 refer to WC SACD One, LLC. WC SACD is a newly formed joint venture of iSubscribed Inc., a Delaware corporation (“iSubscribed”), WndrCo Holdings, LLC, a Delaware limited liability company (“WndrCo”), General Catalyst Group IX, L.P., a Delaware limited partnership, and GC Entrepreneurs Fund IX, L.P., a Delaware limited partnership (together with General Catalyst Group IX, L.P., the “GC Funds”), which was formed in order to engage in acquisition discussions with the Company related to the proposed transaction. WC SACD, Parent, Purchaser, iSubscribed, WndrCo, and the GC Funds are collectively referred to in this Offer to Purchase (this “Offer to Purchase”) as the “Bidders”.

Certain stockholders of the Company, namely, Michael Stanfield, Stanfield Family Investments LLC, Loeb Holding Corporation and David A. McGough (the “Rollover Holders”), have entered into (i) Tender and Support Agreements, dated as of October 31, 2018, with Parent, pursuant to which the Rollover Holders have agreed to tender in the Offer all of their Shares other than the Rollover Shares (as defined below), and (ii) Contribution and Assignment Agreements, dated as of October 31, 2018, with WC SACD pursuant to which the Rollover Holders have agreed to not tender their Rollover Shares (as defined below) in the Offer and contribute and assign prior to the effective time of the Merger (the “Effective Time”), a portion of their Shares (the “Rollover Shares”) to WC SACD in exchange for equity interests in WC SACD. For more information related to the agreements entered into by the Rollover Holders, see “Special Factors—Section 4—Certain Agreements Between WC SACD and its Affiliates and Intersections Inc.”

The following are some of the questions you, as a stockholder of the Company, may have and answers to such questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and in the Letter of Transmittal. The Bidders have included cross-references in this summary term sheet to other sections of this Offer to Purchase and to the Schedule 14-D-9, which has been filed with the SEC and is being mailed to the stockholders of the Company together with this Offer to Purchase (the “Schedule 14-D-9”) where you will find more complete descriptions of the topics mentioned below.

In this Offer to Purchase, unless the context requires otherwise, the terms “we,” “our” and “us” refer to the Bidders collectively.

Who is offering to buy my securities?

WC SACD One Merger Sub, Inc., which is referred to in this Offer to Purchase as “Purchaser”, is a Delaware corporation that was formed for the sole purpose of making this Offer to acquire the outstanding Shares and effecting the transaction in which Purchaser will be merged with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”) pursuant to that certain Agreement and Plan of Merger, dated as of October 31, 2018, by and among Parent, Purchaser and the Company, as amended by Amendment No. 1 thereto, dated as of November 28, 2018, (as amended, the “Merger Agreement”). Purchaser is a wholly-owned subsidiary of Parent. Parent is a Delaware corporation newly formed for the purposes of entering into the Merger Agreement with the Company. Parent is a wholly-owned subsidiary of WC SACD. WC SACD is a Delaware corporation formed as a joint venture by and among iSubscribed, WndrCo, and the GC Funds in order to engage in acquisition discussions with the Company related to the proposed transaction. See “The Offer—Section 9—Certain Information Concerning the Bidders.”

What securities are you offering to purchase?

Purchaser is offering to acquire all of the outstanding Shares, other than the Rollover Shares. We refer to one share of the Company’s common stock as a “share” or “Share.” As of November 26, 2018, based on information provided by the Company, there were 24,428,246 Shares issued and outstanding. See “Introduction.”

Why are you conducting the Offer?

Purchaser is conducting the Offer in order to acquire all of the outstanding equity interests of the Company, subject to certain agreements with the Rollover Holders. If the Offer is successfully completed, we intend to consummate the Merger as promptly as practicable after consummation of the Offer. Upon consummation of the Merger, the Company will be the surviving corporation (the “Surviving Corporation”) and will be a wholly-owned subsidiary of Parent. See “The Offer—Section 11—Background of the Offer; Other Transactions with the Company” and “The Offer—Section 13—Purpose of the Offer; Plans for the Company; Statutory Requirements; Short Form Merger.”

Is there an agreement governing the Offer?

Yes. The Merger Agreement provides for, among other things, the terms and conditions of the Offer. See “The Offer—Section 12—The Merger Agreement.”

How much are you offering to pay for my Shares and what is the form of payment?

Purchaser is offering to pay $3.68 per Share to you, in cash, without interest and less any applicable withholding taxes. If you are the record owner of your Shares and you directly tender your Shares to Purchaser in the Offer, you will not be required to pay brokerage fees or similar expenses. If you own your Shares through a bank, broker, dealer, trust company or other nominee, and your bank, broker, dealer, trust company or other nominee tenders your Shares on your behalf, it may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See “Introduction.”

How long will it take to complete the Offer?

The timing of Purchaser’s ability to complete the Offer will depend on, among other things, the number of Shares tendered in the Offer and if and when the waiting period applicable to the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), has expired and been terminated, without any actions or proceedings having been threatened or commenced by any federal, state or foreign government, governmental authority or agency seeking to challenge the Offer on antitrust grounds, as described herein. On November 21, 2018, the Company and the Bidders were informed by the United States Federal Trade Commission that early termination of the waiting period under the HSR Act with respect to the transactions contemplated by the Merger Agreement had been granted.

Do you have the financial resources to pay for the Shares?

Yes. Consummation of the Offer (the “Offer Closing”) is not subject to any financing condition. The total amount of funds required by Purchaser and Parent to consummate the Offer, to provide funding for the Merger, and to pay the related fees, costs and expenses of Purchaser and Parent, is approximately $73.4 million. Parent and Purchaser expect to fund such cash requirements from the proceeds of an equity investment contemplated pursuant to an equity commitment letter, dated October 31, 2018, that Parent has obtained from WC SACD in connection with the execution of the Merger Agreement (the “WC SACD Equity Commitment Letter”) which provides for up to $73,435,910 of equity financing. Funding of the equity financing contemplated by the WC SACD Equity Commitment Letter is subject to the satisfaction of various customary conditions. See “The Offer—Section 10—Source and Amount of Funds.”

Is your financial condition material to my decision to tender in the Offer?

We do not think that our financial condition is material to your decision whether to tender Shares and accept the Offer because:

•	we were organized solely in connection with the Offer and the Merger and, prior to the Expiration Date, will not carry on any activities other than in connection with the Offer and the Merger;

•	the Offer is being made for all outstanding Shares (other than the Rollover Shares) solely for cash;

•	the Offer is not subject to any financing condition;

•	we have received equity financing commitments in respect of funds sufficient to purchase all Shares tendered pursuant to the Offer; and

•	if we consummate the Offer, we will acquire all remaining Shares in the Merger for cash at the same price per share as the Offer Price.

See “The Offer—Section 10—Source and Amount of Funds.”

How long do I have to decide whether to tender in the Offer?

You will have until 5:00 p.m., New York City time, on the Expiration Date to tender your Shares in the Offer. The term “Expiration Date” means 5:00 p.m., New York City time, on December 28, 2018, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the “Expiration Date” means such subsequent date. In addition, if, pursuant to the Merger Agreement, we decide to, or are required to, extend the Offer as described below, you will have an additional opportunity to tender your Shares. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See “The Offer—Section 3—Procedure for Tendering Shares.”

What are the most significant conditions to the Offer?

Consummation of the Offer is conditioned upon, among other things, immediately prior to the Expiration Date: (i) there being validly tendered and “received” (as defined by Section 251(h)(6) of the DGCL) and not withdrawn a number of Shares that, considered together with the Shares (including the Rollover Shares), if any, then owned by WC SACD, Parent and their subsidiaries, would represent at least one Share more than 50% of the number of Shares (including the Rollover Shares) that are then issued and outstanding on a fully-diluted basis (disregarding Shares issuable upon conversion of the Notes issued pursuant to the Note Purchase Agreement-see “Special Factors—Section 4—Certain Agreements Between WC SACD and its Affiliates and Intersections Inc.—Note Purchase Agreement”); (ii) there being validly tendered and “received” (as defined by Section 251(h)(6) of the DGCL) and not withdrawn a number of Shares that would represent at least one Share more than 50% of the then outstanding number of Shares not owned by the Rollover Holders, and executive officers and directors of the Company that are not Rollover Holders (sub-clauses (i) and (ii) collectively, the “Minimum Condition”); (iii) the applicable waiting period under the HSR Act having expired or been terminated; and (iv) no governmental body having enacted, entered, promulgated, enforced or deemed applicable any law or order that is then in effect and has the effect of, or would reasonably be expected to result in, making illegal or otherwise prohibiting or materially delaying the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement (collectively, the “Offer Conditions”). Shares issuable upon conversion of the Notes will be disregarded for purposes of calculating the Minimum Condition.

The Offer is also subject to certain other conditions set forth in “The Offer—Section 15—Conditions of the Offer.” Purchaser has expressly reserved the right to waive any of the Offer Conditions (other than the Minimum Condition which cannot be waived by Parent or Purchaser, on the one hand, or the Company, on the other hand), in its sole discretion, provided that, without the consent of the Company, Purchaser cannot: (i) reduce the Offer Price, (ii) change the form of consideration payable in the Offer (other than by adding consideration), (iii) add to the Offer Conditions, (iv) reduce the number of Shares subject to the Offer, (v) extend the expiration of the Offer except as required or permitted by the terms of the Merger Agreement, or (vi) modify any Offer Condition (other than the Minimum Condition) or any term of the Offer in a manner adverse to the holders of Shares. Provided that the Offer Conditions and all other conditions are satisfied or waived, Purchaser will purchase all Shares validly tendered and not validly withdrawn before the Expiration Date as soon as practicable after the Expiration Date. Consummation of the Offer is not conditioned upon any financing arrangements or subject to a financing condition. See “The Offer—Section 15—Conditions of the Offer.”

Can the Offer be extended and under what circumstances?

Yes. Under the terms of the Merger Agreement if, at the initial scheduled Expiration Date or upon expiration of any extension period, the Minimum Condition is not satisfied or any other Offer Condition is not satisfied and has not been waived, Purchaser may extend the Offer on one or more occasions in consecutive increments of up to ten (10) business days each, until the earlier of (i) the date on which all of the Offer

Conditions are satisfied or waived and (ii) July 31, 2019. In addition, Purchaser may extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC (or its staff) or the rules of the Nasdaq Global Market (“Nasdaq”). See “The Offer—Section 1—Terms of the Offer.”

How will I be notified if the Offer is extended?

If Purchaser decides to extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. See “The Offer—Section 1—Terms of the Offer.”

Will there be a Subsequent Offering Period?

We do not presently intend to offer a Subsequent Offering Period, but Purchaser may, without the consent of the Company, elect to provide a Subsequent Offering Period in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) following our acceptance for payment of the Shares in the Offer. See “The Offer—Section 1—Terms of the Offer.”

Have any stockholders already agreed to tender their Shares in the Offer?

Yes. Concurrent with the entry into the Merger Agreement, we entered into Tender and Support Agreements with the Rollover Holders pursuant to which the Rollover Holders have agreed to tender all of their Shares (other than Rollover Shares) in the Offer. The Shares they have agreed to tender, together with the shares they have agreed to rollover, not including Shares issuable upon conversion of the Notes they hold, represent approximately 49% of the Company’s issued and outstanding shares of Common Stock as of November 26, 2018. In addition, the Company has informed us that, to its knowledge, after making reasonable inquiry, each of the Company’s directors and executive officers (who are not Rollover Holders), who collectively beneficially owned 245,499 Shares (excluding Shares issuable pursuant to equity awards), representing approximately 1.0% of the then-outstanding Shares as of November 26, 2018, currently intends to tender or cause to be tendered all Shares held of record or beneficially by such holder pursuant to the Offer (other than Shares as to which such holder does not have discretionary authority).

How do I tender my Shares?

To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other required documents, to the Depositary, or tender such Shares pursuant to the procedure for book-entry transfer set forth in “The Offer—Section 3—Procedure for Tendering Shares—Book-Entry Transfer”, not later than the time the Offer expires. If your Shares are held in street name by your bank, broker, dealer, trust company or other nominee, such nominee can tender your Shares through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the Depositary before the Expiration Date, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), guarantee, pursuant to a Notice of Guaranteed Delivery, that the missing items will be received by the Depositary within two Nasdaq trading days. However, the Depositary must receive the missing items within that two trading day period. See “The Offer—Section 3—Procedure for Tendering Shares.”

Can holders of stock options and/or restricted stock units participate in the Offer?

The Offer is only for the outstanding Shares and not for any options to purchase shares (“Company Stock Options”) or restricted stock units (“Company RSUs”). If you hold unexercised stock options and you wish to participate in the Offer, you must exercise your stock options (to the extent they are exercisable) in accordance with the terms of the Company’s 1999 Stock Option Plan, 2004 Stock Option Plan, 2006 Stock Incentive Plan or 2014 Stock Incentive Plan (the “Company Stock Plans”) and award agreement, as applicable, and tender such Shares received upon the exercise in accordance with the terms of the Offer. Holders of unexercisable Company Stock Options will be unable to exercise such Company Stock Options and are not eligible to participate in the Offer with respect to the Shares underlying such Company Stock Options unless they become exercisable by their terms prior to the time at which such Shares are first accepted for payment under the Offer. Holders of Company RSUs are not eligible to participate in the Offer.

At the Effective Time, each outstanding Company Stock Option, whether or not vested and exercisable, will be cancelled and converted into the right to receive an amount in cash (without interest and less any applicable withholding taxes) equal to the product of (i) the excess, if any, of (A) an amount equal to the Offer Price, in cash, without interest (the “Merger Consideration”) minus (B) the per share exercise price for such Company Stock Option, and (ii) the total number of shares underlying such Company Stock Option.

At the Effective Time, each outstanding Company RSU will fully vest (to the extent unvested) and will be cancelled and converted into the right to receive an amount in cash (without interest and less any applicable withholding taxes) equal to the product of (i) the Merger Consideration and (ii) the total number of Shares underlying such Company RSU.

Until what time can I withdraw tendered Shares?

You can withdraw tendered Shares at any time before the Offer has expired, and, Shares may also be withdrawn after January 28, 2019, unless theretofore accepted for payment as provided herein. Once Purchaser accepts Shares for payment, you will no longer be able to withdraw them. You also may not withdraw Shares previously tendered if we provide a Subsequent Offering Period. See “The Offer—Section 4—Withdrawal Rights.”

How do I withdraw tendered Shares?

To withdraw tendered Shares, you must deliver a written notice of withdrawal with the required information, to the Depositary while you have the right to withdraw the Shares. See “The Offer—Section 4—Withdrawal Rights.”

When and how will I be paid for my tendered Shares?

Subject to the terms and conditions of the Merger Agreement and the satisfaction of the Minimum Condition and the satisfaction or waiver of the other Offer Conditions, Purchaser will pay for all Shares validly tendered and not withdrawn as soon as practicable after the Expiration Date or in the case of Shares tendered during any Subsequent Offering Period as soon as practicable following the valid tender thereof, provided that, with respect to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, Purchaser shall be under no obligation to make any payment for such Shares unless and until such Shares are delivered in settlement or satisfaction of such guarantee.

Purchaser will pay for your Shares validly tendered and not withdrawn by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in “The Offer—Section 3—Procedures for Tendering Shares”), a properly completed, timely received and duly executed Letter of Transmittal or Agent’s Message (as defined in “The Offer—Section 3—Procedure for Tendering Shares”) in lieu of a Letter of Transmittal and any other required documents for such Shares. See “The Offer—Section 2—Acceptance for Payment and Payment of Shares” and “The Offer—Section 15—Conditions of the Offer.”

What is the recommendation of the Board of Directors of the Company (the “Company Board”) with respect to the Offer?

Purchaser is conducting the Offer pursuant to the Merger Agreement, which has been unanimously approved by the Company Board. The Company Board, based in part upon the recommendation of a special committee of the Company Board, comprised solely of the independent and disinterested directors who are unaffiliated with the Bidders and the Rollover Holders (the “Special Committee”), has unanimously:

•	approved and declared advisable the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger;

•

determined that the Offer and the Merger are fair to and in the best interests of the Company and the stockholders of the Company (including the Company’s stockholders other than the Rollover Holders);

•	determined that the Merger shall be governed by Section 251(h) of the DGCL; and

•	recommended that the holders of Common Stock accept the Offer and tender their Common Stock pursuant to the Offer.

in each case subject to the terms and conditions of the Merger Agreement.

The Company will file a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC indicating the approval of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement by the Company Board and recommending that the Company’s stockholders tender their Shares in the Offer.

See “Introduction” and “The Offer—Section 11—Background of the Offer; Other Transactions with the Company.” The full text of the recommendation and a more complete description of the Company Board’s reasons for approving the Offer and the Merger is set forth in “Item 4—The Solicitation or Recommendation” in the Schedule 14D-9 filed by the Company on the date hereof.

Has the Company Board received a fairness opinion in connection with the Offer and the Merger?

Yes. North Point Advisors LLC (the “Company Financial Advisor”), the financial advisor to the Special Committee of the Company Board, delivered to the Special Committee its written opinion, dated as of October 29, 2018, to the effect that, as of such date and subject to the assumptions, qualifications and limitations set forth in that opinion, the Offer Price and Merger Consideration is fair, from a financial point of view, to the holders of Shares (other than any (i) Shares owned directly or indirectly by Parent or Purchaser, (ii) the Rollover Shares, and (iii) Shares held by the Company’s stockholders who properly demand and perfect appraisal rights under Delaware law). The full text of the Company Financial Advisor’s written opinion, which describes the aforementioned assumptions, qualifications and limitations, is included as an annex to the Schedule 14D-9, which has been mailed to stockholders concurrently with this Offer to Purchase. The Company’s stockholders are urged to read the full text of that opinion carefully and in its entirety.

What are the effects of the Offer and the Merger?

If the Offer is completed and the Merger takes place, each issued and outstanding Share (other than any (i) Shares held in the treasury of the Company, (ii) Shares owned directly or indirectly by Parent or Purchaser, (iii) the Rollover Shares, and (iv) Shares held by the Company’s stockholders who properly demand and perfect appraisal rights under Delaware law, if applicable) will be cancelled and converted into the right to receive the Merger Consideration, which is an amount equal to the Offer Price, in cash, without interest (the “Merger Consideration”), subject to any withholding of taxes required by applicable law. See “Introduction” and “The Offer—Section 12—The Merger Agreement.”

The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain of the provisions of the Exchange Act inapplicable to the Company. Furthermore, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of, or delayed in, the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. We will terminate the registration of Shares under the Exchange Act as promptly as practicable after the effective time of the Merger. See “The Offer—Section 7—Possible Effects on the Market for the Shares; Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations.”

Will the Offer be followed by the Merger if all Shares are not tendered in the Offer?

If the Minimum Condition is satisfied and the other Offer Conditions are satisfied or waived, and the other conditions to the Merger are satisfied or waived, we will effect the Merger of Purchaser with and into the Company as promptly as practicable in accordance with Section 251(h) of the DGCL and the terms of the Merger Agreement. Such Merger can be effectuated without a vote of the stockholders of the Company to adopt the Merger Agreement and would not require any other action by the stockholders of the Company pursuant to Delaware law. If we consummate the Offer, we expect to merge Purchaser with and into the Company as promptly as practicable thereafter. See “Introduction”.

If the Merger occurs, the Company will continue as the surviving corporation and become a wholly-owned subsidiary of Parent, and any issued and then outstanding Shares (other than any (i) Shares held in the treasury of the Company, (ii) Shares owned directly or indirectly by Parent or Purchaser, (iii) the Rollover Shares, and (iv) Shares held by the Company’s stockholders who properly demand and perfect appraisal rights under Delaware law) will be canceled and converted automatically into the right to receive $3.68 per Share, in cash, less any applicable withholding taxes and without interest. See “Introduction”.

However, if the Offer Conditions are not satisfied, including if we are unable to acquire prior to the Expiration Date (i) including Rollover Shares, greater than fifty percent (50%) of the then issued and outstanding Shares (including Rollover Shares) on a fully-diluted basis (disregarding Shares issuable upon conversion of the Notes issued pursuant to the Note Purchase Agreement-see “Special Factors—Section 4—Certain Agreements Between WC SACD and its Affiliates and Intersections Inc.—Note Purchase Agreement”), and (ii) greater than fifty percent (50%) of the then outstanding number of Shares not owned by the Rollover Holders, and the executive officers and directors of the Company that are not Rollover Holders, then we are under no obligation to consummate the Offer and will not pursue the Merger. Shares issuable upon conversion of the Notes will be disregarded for purposes of calculating the Minimum Condition.

If you do not complete the Offer, will you nevertheless complete the Merger?

No. Neither Parent, Purchaser, nor the Company, are under any obligation to pursue or consummate the Merger if the Offer has not been earlier consummated.

If the conditions to consummation of the Offer have been satisfied and Shares are purchased, will the Company continue as a public company?

If Purchaser acquires all the tendered Shares, it is likely that there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded on a securities exchange, that there may not be an active or liquid public trading market for the Shares, and/or that the Company may cease to make filings with the SEC or otherwise cease to be required to comply with the SEC rules relating to publicly held companies. In addition, if the Minimum Condition is satisfied and Purchaser and Parent consummate the Offer, we intend to expeditiously consummate the Merger to acquire the remaining outstanding Shares as described above. The Merger may cause the Shares to be no longer publicly traded. See “The Offer—Section 7—Possible Effects on the Market for the Shares; Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations.”

If I decide not to tender, how will the completion of the Merger affect my Shares?

If you decide not to tender your Shares pursuant to the Offer and the Merger occurs as described herein, you will receive as a result of the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares pursuant to the Offer, without interest and less any applicable withholding taxes. If we purchase Shares in the Offer, we are obligated under the Merger Agreement (subject to the satisfaction of the conditions to the Merger set forth in the Merger Agreement) to cause the proposed Merger to occur. Because the Merger will be governed by Section 251(h) of the DGCL, if the requirements of Section 251(h) of the DGCL are met, no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of the Company will be required in connection with the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger. See “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals; Appraisal Rights”, “The Offer—Section 12—The Merger Agreement”, and “The Offer—Section 7—Possible Effects on the Market for the Shares; Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations.”

Are appraisal rights available in the Offer?

No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the Merger is consummated, any stockholder who does not tender their Shares in the Offer will have the right, by fully complying with the applicable provisions of Section 262 of the DGCL, to choose not to accept the consideration payable for their Shares pursuant to the Merger, and instead to demand an appraisal of their Shares by the Court of Chancery of the State of Delaware and receive a cash payment of the “fair value” of their Shares as of the Effective Time as determined by the Court of Chancery of the State of Delaware. The “fair value” of such Shares as of the Effective Time may be more than, less than, or equal to the Offer Price. See “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals; Appraisal Rights.”

What is the market value of my Shares as of a recent date?

On October 30, 2018, the last full trading day before public announcement of the execution of the Merger Agreement, the closing price of the Shares on Nasdaq was $1.73 per share. The Offer Price of $3.68 per Share represents:

•	a 112.7% premium to the closing price of the Shares on October 30, 2018, the day before Purchaser made public its offer to acquire the Shares;

•	a 104.4% premium to the trailing average closing price of the Shares for the 30-day period ended on October 30, 2018; and

•	a 111.4% premium to the trailing average closing price of the Shares for the 90-day period ended on October 30, 2018.

We advise you to obtain a recent quotation for the Shares when deciding whether to tender your Shares in the Offer. See “The Offer—Section 6—Price Range of Shares; Dividends.”

If you successfully complete the Offer, what will happen to the Company Board?

If Purchaser accepts Shares for payment and consummates the Offer, we will promptly seek to consummate the Merger pursuant to Section 251(h) of the DGCL. At the effective time of the Merger, the parties shall take all requisite actions such that the directors of Purchaser immediately prior to the effective time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. See “The Offer—Section 12—The Merger Agreement.”

If you do not successfully complete the Offer and the Merger, what will happen to the Company Board?

If there is a termination of the Merger Agreement (other than a termination of the Merger Agreement by the Company due to a breach by Parent) and Parent owns at least 80% of its initial principal amount of Notes (or shares issued upon conversion thereof), and so long as any Notes (or Preferred Stock issued upon conversion of Notes) remain outstanding or any Significant Investor (as defined in the Note Purchase Agreement) owns Common Stock comprising at least 50% of the shares issued upon conversion of its Notes, subject to Nasdaq listing requirements (including Nasdaq Listing Rule 5640), a majority of the Company’s Board of Directors will resign and Parent will have the right to designate directors to fill such vacancies (provided that one director so designated shall be an independent director designated by Loeb Holding Corporation) and to appoint the Chief Executive Officer of the Company. In the event Parent elects not to pursue the Offer or Merger for any reason, and provides notice of such election to the Company, it will no longer have this right. See “Special Factors—Section 4—Certain Agreements Between WC SACD and its Affiliates and Intersections Inc.—Note Purchase Agreement” for additional details regarding the Nasdaq listing rules limitation on the foregoing Parent director designation right.

What are the material U.S. federal income tax consequences of participating in the Offer?

The receipt of cash in exchange for Shares pursuant to the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined in “The Offer—Section 5—Certain Material U.S. Federal Income Tax Consequences”), and you will generally recognize gain or loss equal to the difference between the amount of cash you receive in exchange for Shares that you tender into the Offer or exchange in the Merger and your adjusted tax basis in such Shares. If you are a U.S. Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. If you are a Non-U.S. Holder (as defined in “The Offer—Section 5—Certain Material U.S. Federal Income Tax Consequences”), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender into the Offer or exchange in the Merger, provided that certain requirements are satisfied. See “The Offer—Section 5—Certain Material U.S. Federal Income Tax Consequences” for a discussion of certain material U.S. federal income tax consequences of tendering Shares into the Offer or exchanging Shares in the Merger.

We recommend that you consult your own tax advisor about the particular tax consequences to you of tendering your Shares in the Offer or exchanging your Shares in the Merger (including the application and effect of any state, local or non-U.S. income and other tax laws).

Who can I talk to if I have questions about the Offer?

You can call D.F. King & Co., Inc., the information agent for the Offer, at (877) 297-1747 (collect) or (212) 269-5550 (toll-free). See the back cover of this Offer to Purchase.

To the Stockholders of Intersections Inc.:

INTRODUCTION

WC SACD One Merger Sub, Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of WC SACD One Parent, Inc. (“Parent”), which is a wholly-owned subsidiary of WC SACD One, Inc., a Delaware corporation (“WC SACD”), is offering to purchase all issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”) of Intersections Inc., a Delaware corporation (the “Company”), at $3.68 per Share (the “Offer Price”), in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and the related letter of transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal” which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

WC SACD was originally formed as a limited liability company known as “WC SACD One, LLC” and was converted into a corporation on October 29, 2018. As such, all references in this Offer to Purchase to WC SACD prior to October 29, 2018 refer to WC SACD One, LLC. WC SACD is a joint venture newly formed by iSubscribed Inc., a Delaware corporation (“iSubscribed”), WndrCo Holdings, LLC, a Delaware limited liability company (“WndrCo”), General Catalyst Group IX, L.P., a Delaware limited partnership and GC Entrepreneurs Fund IX, L.P., a Delaware limited partnership (together with General Catalyst Group IX, L.P., the “GC Funds,” and collectively with the Purchaser, Parent, iSubscribed, and WndrCo, the “Bidders”), which was formed in order to engage in acquisition discussions with the Company related to the proposed transaction.

The Offer is being made pursuant to that certain Agreement and Plan of Merger dated as of October 31, 2018, as amended by Amendment No. 1 thereto, dated as of November 28, 2018, (as amended, the “Merger Agreement”), by and among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, subject to the satisfaction of the Minimum Condition and the satisfaction or waiver of each of the other applicable conditions set forth in the Merger Agreement (including the successful completion of the Offer), that Purchaser will be merged with and into the Company without a vote of the stockholders of the Company in accordance with Section 251(h) of the Delaware General Corporation Law (“DGCL”), with the Company continuing as the surviving corporation (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than (i) any Shares held in the treasury of the Company, (ii) Shares owned directly or indirectly by Parent or Purchaser, (iii) the Rollover Shares, and (iv) any Shares held by Company stockholders who properly demand and perfect their appraisal rights under Delaware law, if applicable) will be cancelled and converted into the right to receive the Merger Consideration, which is an amount equal to the Offer Price, in cash, without interest (the “Merger Consideration”), subject to any withholding of taxes required by applicable law. See “The Offer—Section 12—The Merger Agreement.”

A special committee, comprised solely of the independent and disinterested directors who are unaffiliated with the Bidders and the Rollover Holders (the “Special Committee”), duly and unanimously recommended to the Company’s board of directors (the “Company Board”) that the Company Board approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. After careful consideration, and based in part upon the recommendation of the Special Committee, the Company Board unanimously (i) approved and declared advisable the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; (ii) determined that the Offer and the Merger are fair to and in the best interests of the Company and the stockholders of the Company (including the Company’s stockholders other than the Rollover Holders); (iii) determined that the Merger shall be governed by Section 251(h) of the DGCL; and (iv) recommended that the holders of Common Stock accept the Offer and tender their Common Stock pursuant to the Offer.

The full text of the recommendation and a more complete description of the Company Board’s reasons for approving the Offer and the Merger is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which has been filed with the SEC and is being mailed concurrently with this Offer to Purchase.

On October 29, 2018, North Point Advisors LLC, the financial advisor to the Special Committee of the Company Board (the “Company Financial Advisor”), delivered to the Special Committee its written opinion, dated as of October 29, 2018, to the effect that, as of such date and subject to the assumptions, qualifications and limitations set forth in that opinion, the Offer Price and Merger Consideration is fair, from a financial point of view, to the holders of Shares (other than any (i) Shares owned directly or indirectly by Parent or Purchaser, (ii) the Rollover Shares, and (iii) Shares held by the Company’s stockholders who properly demand and perfect appraisal rights under Delaware law). The full text of the Company Financial Advisor’s written opinion, which describes the aforementioned assumptions, qualifications and limitations, is included as an annex to the Schedule 14D-9, which has been mailed to stockholders concurrently with this Offer to Purchase. The Company’s stockholders are urged to read the full text of that opinion carefully and in its entirety.

Consummation of the Offer is not conditioned upon any financing arrangements or subject to a financing condition. Consummation of the Offer is conditioned upon, among other things, prior to the Expiration Date: (i) there being validly tendered and “received” (as defined by Section 251(h)(6) of the DGCL) and not withdrawn a number of Shares that, considered together with the Shares (including the Rollover Shares), if any, then owned by WC SACD, Parent and their subsidiaries, would represent at least one Share more than 50% of the number of Shares (including the Rollover Shares) then issued and outstanding on a fully-diluted basis (disregarding Shares issuable upon conversion of the Notes issued pursuant to the Note Purchase Agreement-see “Special Factors—Section 4—Certain Agreements Between WC SACD and its Affiliates and Intersections Inc.—Note Purchase Agreement”); (ii) there being validly tendered and “received” (as defined by Section 251(h)(6) of the DGCL) and not withdrawn a number of Shares that would represent at least one Share more than 50% of the then outstanding number of Shares not owned by the Rollover Holders, and the executive officers and directors of the Company that are not Rollover Holders (sub-clauses (i) and (ii) collectively, the “Minimum Condition”); (iii) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or been terminated; and (iv) no governmental body having enacted, entered, promulgated, enforced or deemed applicable any law or order that is then in effect and has the effect of, or would reasonably be expected to result in, making illegal or otherwise prohibiting or materially delaying the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement. Provided that the Minimum Condition has been satisfied and all other conditions to the Offer have been satisfied or waived, Purchaser will purchase all Shares validly tendered and not validly withdrawn before the Expiration Date as soon as practicable after the Expiration Date. Shares issuable upon conversion of the Notes will be disregarded for purposes of calculating the Minimum Condition.

The Company has informed the Purchaser that, as of the close of business on November 26, 2018, (i) 24,428,246 Shares were issued and outstanding, (ii) no Shares were held by the Company in its treasury, (iii) 2,682,887 Shares were subject to outstanding options to purchase Company shares (“Company Stock Options”), (iv) there were restricted stock units (“Company RSUs”) representing 1,746,169 Shares, (v) there were 14,977,974 Shares currently issuable upon conversion of the Company’s senior secured convertible notes, and (vi) 4,163,188 Shares reserved for issuance under the Company’s Stock Option Plans.

Assuming no additional Shares are issued prior to the Expiration Date and based on the Shares outstanding as of November 26, 2018, we anticipate that the Minimum Condition would be satisfied if (i) approximately 15,178,652 Shares (including the Rollover Shares (as defined below)) are validly tendered pursuant to the Offer and not withdrawn (excluding any Shares that have not been “received” (as defined in Section 251(h) of the DGCL)); and (ii) approximately 6,104,856 Shares owned by stockholders, other than the Rollover Holders and executive officers and directors of the Company who are not Rollover Holders, are validly tendered pursuant to the Offer and not withdrawn (excluding any Shares that have not been “received” (as defined in Section 251(h)

of the DGCL)). The actual number of Shares that are required to be tendered to satisfy the Minimum Condition will depend upon the actual number of then outstanding Shares at the Expiration Date. See “The Offer—Section 15—Conditions of the Offer.” If the Minimum Condition is satisfied and the Purchaser accepts for payment the Shares tendered pursuant to the Offer, the Merger will be effected, without a vote of the Company’s stockholders, pursuant to Section 251(h) of the DGCL. See “The Offer—Section 1—Terms of the Offer”.

In connection with the entry into the Merger Agreement, certain stockholders of the Company, namely, Michael Stanfield, Stanfield Family Investments LLC, Loeb Holding Corporation and David A. McGough (the “Rollover Holders”), have entered into Tender and Support Agreements with Parent that, among other things, require the Rollover Holders to tender all of their Shares in the Offer, other than certain Shares that they have agreed to contribute and assign to WC SACD (the “Rollover Shares”) prior to the consummation of the Merger (as defined below), pursuant to the terms of the Contribution and Assignment Agreements entered into by the Rollover Holders with WC SACD. The Shares they have agreed to tender, together with the Rollover Shares, not including Shares issuable upon conversion of the Notes they hold, represent approximately 49% of the Company’s issued and outstanding shares of Common Stock as of November 26, 2018. In addition, the Company has informed us that, to its knowledge, after making reasonable inquiry, each of the Company’s executive officers and directors who are not Rollover Holders, who collectively beneficially owned 245,499 Shares (excluding Shares issuable pursuant to equity awards), representing approximately 1.0% of the then-outstanding Shares as of November 26, 2018, currently intend to tender or cause to be tendered all Shares held of record or beneficially by such holder pursuant to the Offer (other than Shares as to which such holder does not have discretionary authority).

The material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in “The Offer—Section 5—Certain Material U.S. Federal Income Tax Consequences”.

The Offer is made only for Shares and is not made for any Company Stock Options or any Company RSUs. Holders of vested but unexercised Company Stock Options may exercise such options in accordance with the terms of the applicable Company Stock Plan and award agreement and tender some or all of the Shares issued upon such exercise or settlement. Holders of Company RSUs are not eligible to participate in the Offer. The tax consequences to holders of Company Stock Options of exercising their options are not described under “The Offer—Section 5—Certain Material U.S. Federal Income Tax Consequences”. Holders of Company Stock Options are encouraged to consult their own tax advisors with respect to the tax consequences of exercising or not exercising their options in connection with the Offer or the Merger.

If your Shares are registered in your name and you tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) you will not be obligated to pay brokerage fees or commissions on the purchase of Shares by the Purchaser. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not be obligated to pay transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of the Depositary and D.F. King & Co., Inc. (the “Information Agent”) incurred in connection with their services in such capacities in connection with the Offer. See “The Offer—Section 18—Fees and Expenses.”

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

SPECIAL FACTORS

1.	Position of the Bidders Regarding Fairness of the Offer and the Merger

The Bidders hereby adopt the conclusions and recommendations of the Company Board regarding the fairness of the Offer and the Merger. The information set forth in the Schedule 14D-9 filed by the Company as of the date hereof is incorporated herein by reference.

2.	Interests of Certain Persons in the Offer

The information set forth in the Schedule 14D-9 filed by the Company as of the date hereof is incorporated herein by reference.

3.	Transactions and Arrangements Concerning the Shares and Other Securities of Intersections Inc.

Except as set forth in “Special Factors—Section 4. Certain Agreements Between WC SACD and its Affiliates and Intersections Inc.” (i) none of the Bidders, or to the knowledge of the Bidders after reasonable inquiry, any of the persons listed in Schedule I (which such persons comprise the members of the board of directors and the executive officers or equivalent controlling persons of each of the Bidders) or any affiliate of the Bidders or any of the persons so listed, beneficially owns any Shares and (ii) none of the Bidders, or to the knowledge the Bidders after reasonable inquiry, any of the persons listed in Schedule I (which such persons comprise the members of the board of directors and the executive officers or equivalent controlling persons of each of the Bidders) or any affiliate or majority-owned subsidiary of the Bidders, and any pension, profit-sharing or similar plan of the Bidders has effected any transaction in Shares during the past 60 days.

Except as set forth in “Special Factors—Section 4. Certain Agreements Between WC SACD and its Affiliates and Intersections Inc.”, to the Bidders’ knowledge, all directors and executive officers of the Company intend to tender all Shares owned by such directors and executive officers in the Offer. To the Bidders’ knowledge, neither the Company nor any of its directors, executive officers or affiliates has made a recommendation either in support of or opposed to the transaction and the reasons for the recommendation, other than as set forth in the Schedule 14D-9 filed by the Company with the SEC.

Except as set forth in “Special Factors—Section 4. Certain Agreements Between WC SACD and its Affiliates and Intersections Inc.”, none of the Bidders or, to the knowledge of the Bidders after reasonable inquiry, any of the persons listed in Schedule I (which such persons comprise the members of the board of directors and the executive officers or equivalent controlling persons of each of the Bidders), has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Except as set forth in “Special Factors—Section 4. Certain Agreements Between WC SACD and its Affiliates and Intersections Inc.”, in the past two years, (i) there have been no transactions between any of the Bidders or, to the knowledge of the Bidders after reasonable inquiry, any of the persons listed in Schedule I (which such persons comprise the members of the board of directors and the executive officers or equivalent controlling persons of each of the Bidders), on the one hand, and the Company or any of its affiliates that are not natural persons, on the other hand, for which the aggregate value of the transaction was more than one percent of the Company’s consolidated revenues for the fiscal year in which the transaction occurred or the past portion of the current fiscal year (if the transaction occurred in the current fiscal year), (ii) there have been no transactions between any of the Bidders or, to the knowledge of the Bidders after reasonably inquiry, any of the persons listed in Schedule I (which such persons comprise the members of the board of directors and the executive officers or equivalent controlling persons of each of the Bidders), on the one hand, and any executive officer, director or affiliate of the Company who is a natural person, on the other hand, for which the aggregate value of the transaction, or series of similar transaction with such director, executive officer or affiliate, exceeded $60,000; (iii) there have been no negotiations, transactions or material contacts between any of the Bidders, their respective subsidiaries, or, to the knowledge of the Bidders after reasonable inquiry, any of the persons listed in Schedule I (which such persons comprise the members of the board of directors and the executive officers or equivalent controlling persons of each of the Bidders), on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company; and (iv) to the knowledge of the Bidders after reasonable inquiry, there have been no negotiations or material contacts between the Company or any of its affiliates, on the one hand, and any person not affiliated with the Company, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company.

4.	Certain Arrangements between WC SACD and its Affiliates and Intersections Inc.

Equity Commitment Letters

In connection with the entry into the Merger Agreement, Parent received an Equity Commitment Letter, dated October 31, 2018 (the “WC SACD Equity Commitment Letter”), from WC SACD pursuant to which WC SACD has committed, subject to the conditions of the WC SACD Equity Commitment Letter, equity financing (“WC SACD Equity Financing”) in an aggregate amount of up to $73,435,910, for the purpose of enabling (a) Parent to cause the Purchaser to accept for payment and pay for any Shares tendered pursuant to the Offer at the Acceptance Time (the “Offer Amount”), (b) Parent and the Surviving Corporation to make the payments due under the Merger Agreement in connection with the Merger to the Company’s stockholders and holders of Company Stock Options, Company RSUs and the PEAK6 Warrant (as defined below) (the “Merger Amount”) and (c) Parent and Purchaser to pay the fees, costs and expenses required to be paid by Parent or the Purchaser in connection with the transactions contemplated by the Merger Agreement (the “Expenses Amount”). With respect to the Offer Amount, the conditions to WC SACD’s funding obligation under the WC SACD Equity Commitment Letter include: (1) the execution and delivery of the Merger Agreement by the Company, (2) the satisfaction or waiver of the conditions to the consummation of the Offer, and (3) the substantially contemporaneous acceptance for payment by Purchaser of all Shares validly tendered and not validly withdrawn pursuant to the Offer. With respect to the Merger Amount and Expenses Amount, the conditions to WC SACD’s funding obligation under the WC SACD Equity Commitment Letter include: (1) the execution and delivery of the Merger Agreement by the Company, (2) the satisfaction or waiver of all of the conditions to the Merger, and (3) the substantially concurrent consummation of the Merger on the terms and subject to the conditions of the Merger Agreement.

WC SADC’s aggregate funding obligations under the WC SACD Equity Commitment Letter may be reduced under certain circumstances, including if (i) any amount is paid by Parent, Purchaser, any of the Guarantors or any of their respective affiliates related to or arising out of the transactions contemplated by the Merger Agreement (including without limitation any payments made under the Limited Guaranty), or (ii) Parent or Purchaser or any of their respective subsidiaries obtain third party debt financing for a portion of the amounts payable pursuant to the Merger Agreement. To the extent any such third party financing is obtained by Parent or Purchaser or any of their respective wholly-owned subsidiaries at or prior to the closing of the transactions contemplated by the Merger Agreement and such financing is funded, the aggregate amount of WC SACD Equity Financing (and underlying Equity Investor Equity Financing (as defined below)) will be reduced on a dollar-for-dollar basis by the amount of such financing.

WC SACD’s funding obligations under the WC SACD Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms, (b) the closing of the transactions contemplated by the Merger Agreement, and (c) written notice to Parent by WC SACD of its election to terminate the WC SACD Equity Commitment Letter as a result of the assertion by or on behalf of the Company or any of its affiliates or their respective representatives of certain claims against WC SACD and certain other related parties (including WndrCo, iSubscribed and the GC Funds).

The Company is a third party beneficiary of the WC SACD Equity Commitment Letter for the limited purpose of causing the WC SACD Equity Financing to be funded, but only if the Company is awarded specific performance pursuant to the Merger Agreement.

The WC SACD Equity Commitment Letter is supported by an Equity Commitment Letter, dated October 31, 2018 (the “Equity Investor Equity Commitment Letter”), from WndrCo, iSubscribed and the GC Funds (each, an “Equity Investor” and collectively, the “Equity Investors”), to WC SACD, pursuant to which each of the Equity Investors have committed to WC SACD, severally, and not jointly, in accordance with their pro rata percentage and subject to the conditions of the Equity Investor Equity Commitment Letter, equity financing (the “Equity Investors Equity Financing”) in an aggregate amount up to $73,435,910. The respective pro rata percentage of each of the Equity Investors is: (1) WndrCo: 64.83%; (2) iSubscribed: 9.70%; (3) General Catalyst Group IX, L.P.: 25.11%; and (4) GC Entrepreneurs Fund IX, L.P.: 0.36%. The obligation of each of the Equity Investors to fund their pro rata portion of the Equity Investor Equity Financing is subject to the same funding conditions that apply to WC SACD under the WC SACD Equity Commitment Letter, as described above. In addition, the Equity Investors’ funding obligations under the Equity Investor Equity Commitment Letter is subject to the same termination triggers that apply to WC SACD under the WC SACD Equity Commitment Letter.

The Company is a third party beneficiary of the Equity Investor Equity Commitment Letter for the limited purpose of causing the Equity Investor Equity Financing to be funded, but only if the Company is awarded specific performance pursuant to the Merger Agreement.

The foregoing summaries of the WC SACD Equity Commitment Letter and Equity Investor Equity Commitment Letter do not purport to be complete and are qualified in their entirety by reference to the full text of the WC SACD Equity Commitment Letter and Equity Investor Equity Commitment Letter, copies of which have been filed as Exhibits 99.1 and 99.2, respectively, to the Form 8-K filed by Intersections Inc. with the Securities and Exchange Commission on November 6, 2018 and are incorporated herein by reference.

Limited Guaranty

Concurrently with the execution of the Merger Agreement, each of the Equity Investors (each, a “Guarantor” and, collectively, the “Guarantors”), entered into a Limited Guaranty with the Company pursuant to which each such Guarantor has unconditionally agreed to guarantee, on a several and not joint basis, subject to the terms and conditions described below, the payment obligation of Parent with respect to the Parent Termination Fee (as defined below) (which is $3,595,838) and certain costs and expenses incurred by the Company in collection of such fee of up to $250,000, as discussed in “The Offer—Section 12—The Merger Agreement”. The maximum amount payable by the Guarantors collectively under the Limited Guaranty with respect to the above obligations is $3,845,838. Each Guarantor is only liable to the Company under the Limited Guaranty to the extent of such Guarantor’s pro rata portion of the guarantied obligations. The respective pro rata portions of each of the Guarantors are: (1) WndrCo: 64.83%; (2) iSubscribed: 9.70%; (3) General Catalyst Group IX, L.P.: 25.11%; and (4) GC Entrepreneurs Fund IX, L.P.: 0.36%.

The Limited Guaranty also provides that no person has any obligations thereunder except for the Guarantors, and that the Company (including its equityholders and affiliates) has no right of recovery under the Limited Guaranty or the Merger Agreement against any current or future direct or indirect equityholders, controlling persons, directors, officers, employees, agents, direct or indirect affiliates, members, managers or general or limited partners of any of the Guarantors, Parent or any former, current or future direct or indirect equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, direct or indirect affiliate (other than the Guarantors) or agent of any of the foregoing, through Parent or otherwise.

The Limited Guaranty will terminate upon the earliest of (1) the payment in full of the guaranteed obligations; (2) the termination of the Merger Agreement in accordance with its terms, but only if Parent has no liability or financial obligations to the Company (or, if it does, the Limited Guaranty will terminate 12 months following such termination, unless prior to the date that is 12 months after such termination a legal action for the Guarantors’ payment of the guaranteed obligations is brought, in which case the Limited Guaranty will terminate upon the final, non-appealable resolution of such claim and the satisfaction in full by the Guarantors of the amount of the guaranteed obligations finally determined or agreed to be owed by the Guarantors with respect to such claim); or (3) consummation of the transactions contemplated by the Merger Agreement.

The foregoing description of the Limited Guaranty does not purport to be complete and is qualified in its entirety by reference to the full text of the Limited Guaranty, a copy of which has been filed as Exhibit 99.3 to the Form 8-K filed by Intersections Inc. with the Securities and Exchange Commission on November 6, 2018 and is incorporated herein by reference.

Note Purchase Agreement

On October 31, 2018, the Company entered into a Note Purchase and Exchange Agreement (the “Note Purchase Agreement”) with Loeb Holding Corporation, David A. McGough, and Parent (collectively, the “Investors”). Pursuant to the Note Purchase Agreement, on the date of execution of the Note Purchase Agreement (the “Closing Date”), the Company issued certain senior secured convertible notes and (i) Parent purchased $30,000,000 aggregate principal amount of such senior secured convertible notes for cash (the “Parent Note”) and (ii) Loeb Holding Corporation and David A. McGough exchanged $4,000,000 aggregate principal amount of certain unsecured convertible notes previously issued by the Company for $4,000,000 aggregate principal amount of senior secured convertible notes (together with the Parent Note, the “Notes,” and each individually, a “Note”). The Notes have an interest rate of 6.0% per annum for the first 12 months following the Closing Date and an interest rate of 8.0% per annum for the remaining term of the Notes. The Notes will mature on the date that is 36 months following the Closing Date. The Notes are secured by a first-priority security interest on all of the assets of the Company and its subsidiaries, subject to certain exceptions, and the obligations of the Company under the Notes are guaranteed by its subsidiaries.

The Notes will convert automatically into Common Stock and/or Preferred Stock (as defined below) upon the earlier of (i) the time that is immediately prior to the Effective Time and (ii) the time that is immediately prior to consummation of a Superior Transaction (as defined in the Note Purchase Agreement), and each Note is convertible into Common Stock and/or Preferred Stock, as applicable, at the option of the relevant holder, at any time on or after (iii) the date on which closing of an Alternative Transaction (as defined in the Note Purchase Agreement) occurs, which encompasses, among other things, certain changes relating to the beneficial ownership, indebtedness and solvency of the Company, (iv) a determination by the Company’s Board of Directors that the Company is no longer pursuing a process to sell itself, and (v) April 30, 2019 (each of (i) through (v), a “Trigger Date”).

On or after any Trigger Date, the Notes automatically convert or at the election of the holder are convertible, as applicable, into either (i) to the extent that the Company’s Common Stock remains listed on the Nasdaq Stock Market and if such Trigger Date is prior to the date on which Company stockholder approval of the Notes becomes effective (such effectiveness date, the “Stockholder Approval Date”), an aggregate of 6,068,940 shares of Common Stock and 1,781,807 shares of Company 6.0% Series A Preferred Stock, par value $0.01 per share (“Preferred Stock”) (or, in the case of the Parent Note, 5,354,947 shares of Common Stock and 1,572,183 shares of Preferred Stock), which Preferred Stock will be convertible into shares of Common Stock following the Stockholder Approval Date, or (ii) if such Trigger Date is on or after the Stockholder Approval Date, an aggregate of 14,977,974 shares of Common Stock (or, in the case of the Parent Note, 13,215,859 shares of Common Stock). Share figures are based on outstanding shares of the Company on an as-converted basis as of October 31, 2018.

Subject to the terms and conditions of the Note Purchase Agreement, the Notes are convertible into Common Stock at a conversion price of $2.27 per share (subject to adjustment as provided in the Notes). Shares issuable upon conversion of the Notes will be disregarded for purposes of calculating the Minimum Condition. If there is a termination of the Merger Agreement (other than a termination of the Merger Agreement by the Company due to a breach by Parent) and Parent owns at least 80% of its initial principal amount of Notes (or shares issued upon conversion thereof), and so long as any Notes (or Preferred Stock issued upon conversion of Notes) remain outstanding or any Significant Investor (as defined in the Note Purchase Agreement) owns Common Stock comprising at least 50% of the shares issued upon conversion of its Notes, subject to Nasdaq listing requirements (including Nasdaq Listing Rule 5640), a majority of the Company Board will resign and Parent will have the right to designate directors to fill such vacancies (provided that one director so designated shall be an independent director designated by Loeb Holding Corporation) and to appoint the Chief Executive Officer of the Company. In the event Parent elects not to pursue the Offer or Merger for any reason, and provides notice of such election to the Company, it will no longer have this right. Nasdaq Listing Rule 5640 (the “Voting Rights Rule”) provides that voting rights of existing shareholders of publicly traded common stock registered under Section 12 of the Exchange Act cannot be disparately reduced or restricted through any corporate action or issuance. Thus, under current Nasdaq interpretative guidance, should a company allow an investor to nominate or designate directors at a level which is disproportionately greater than its aggregate ownership position, Nasdaq would view that corporate action as disparately reducing the voting power of the other shareholders. In addition, compliance with the shareholder approval rules (Nasdaq Listing Rules 5635(b), (c) and (d)) by the Company does not affect whether this transaction would be in violation of the Voting Rights Rule.

Concurrent with the mailing of this Offer to Purchase, the Company has filed with the SEC a Preliminary Information Statement pursuant to Schedule 14C of the Exchange Act notifying the Company’s stockholders of record as of October 31, 2018, that holders of a majority of the outstanding shares of Common Stock as of such date, acting by written consent approved (i) the entry into the Note Purchase Agreement and the transactions contemplated thereunder, including the issuance of the Notes, (ii) the issuance of shares of Common Stock and Preferred Stock issuable upon the full conversion of the Notes, including Notes held by any director or officer of the Company, and the subsequent full conversion of any shares of Preferred Stock into shares of Common Stock, (iii) the exercise of preemptive rights of the Investors as set forth in the Note Purchase Agreement, and (iv) the authorization and reservation for the purpose of issuance of not less than 120% of the number of shares of Common Stock and Preferred Stock issuable upon full conversion of the Notes and other actions required for the reservation of the shares of Common Stock and Preferred Stock as described in the Note Purchase Agreement.

The foregoing description of the Note Purchase Agreement and the Notes do not purport to be complete and are qualified in their entirety by the Note Purchase Agreement (which includes the Form of Note as an exhibit thereto) a copy of which has been filed as Exhibit 10.1 to the Form 8-K filed by Intersections Inc. with the Securities and Exchange Commission on November 6, 2018 and is incorporated herein by reference.

Registration Rights Agreement

In connection with the Note Purchase Agreement, on October 31, 2018, the Investors entered into a Registration Rights Agreement with the Company (the “Registration Rights Agreement”). The Registration Rights Agreement provides the Investors with certain demand registration rights in respect of the shares of Common Stock issued to such Investors upon conversion of the Notes or the shares of Preferred Stock into which the Notes may be converted pursuant to the Note Purchase Agreement, subject to certain conditions. In the event that the Company registers additional shares of Common Stock for sale to the public, it will be required to give notice of such registration to the Investors, and, subject to certain limitations, include the shares of Common Stock held by the Investors in such registration. The Registration Rights Agreement includes customary indemnification provisions in favor of the Investors against certain losses and liabilities arising out of or based upon any filing or other disclosure made by the Company in connection with such registration.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the copy of such agreement attached as Exhibit 10.2 to the Form 8-K filed by

Intersections Inc. with the Securities and Exchange Commission on November 6, 2018, and is incorporated herein by reference.

Rollover and Tender and Support Agreements

Concurrently with the execution of the Merger Agreement, the Notes and the Note Purchase Agreement, WC SACD entered into Contribution and Assignment Agreements (the “Contribution and Assignment Agreements”), dated as of the date of the Merger Agreement, with Michael Stanfield, Stanfield Family Investments LLC, Loeb Holding Corporation and David A. McGough (the “Rollover Holders”) pursuant to which the Rollover Holders will, among other things, contribute and assign, immediately following the consummation of the Offer, the Rollover Shares to Parent in exchange for equity interests in WC SACD. During the period prior to consummation of the Offer (or an earlier stockholder vote in respect of the Merger Agreement), the Rollover Holders, on the one hand, and WC SACD, on the other hand, have agreed to work in good faith to, among other things, (i) finalize a stockholder’s agreement for WC SACD (with rollover terms materially consistent with those attached to the Contribution and Assignment Agreements) and (ii) finalize an amended and restated certificate of incorporation and bylaws for WC SACD. As set forth in Schedule I to each Rollover Holder’s Contribution and Assignment Agreement, (i) Loeb Holding Corporation has agreed to roll 8,801,702 shares of Common Stock (which assumes conversion of the Note held by Loeb Holding Corporation into 1,321,586 shares of Common Stock), (ii) David A. McGough has agreed to roll 800,000 shares of Common Stock (which assumes conversion of the Note held by David A. McGough into 440,529 shares of Common Stock), (iii) Michael R. Stanfield has agreed to roll 922,154 shares of Common Stock, and (iv) Stanfield Family Investments LLC has agreed to roll 577,846 shares of Common Stock.

Prior to consummation of the Merger, WC SADC intends to contribute and assign the Rollover Shares to Parent. Pursuant to the terms of the Merger Agreement, the Rollover Shares held by Parent will be cancelled in the Merger for no consideration.

The foregoing descriptions of the Contribution and Assignment Agreements do not purport to be complete and are qualified in their entirety by the copies of such agreements attached as Exhibit 99.9 of Schedule 13D filed by General Catalyst Group IX, L.P. on November 13, 2018 and Exhibits 99.8, 99.9, and 99.10 of Schedule 13D filed by Purchaser on November 13, 2018, and are incorporated herein by reference.

Concurrently with the execution of the Merger Agreement and the Contribution and Assignment Agreements, Parent also entered into Tender and Support Agreements (the “Tender and Support Agreements”), dated as of the date of the Merger Agreement and the Note Purchase Agreement, with the Rollover Holders, pursuant to which each of the Rollover Holders has agreed, among other things, subject to the terms and conditions set forth therein, to (i) tender in the Offer all of the Rollover Holder’s beneficially owned outstanding shares of Common Stock that are not Rollover Shares and (ii) vote or consent in favor of (a) authorization and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, (b) a proposal to permit the conversion of Notes into shares of Common Stock and preferred stock, and (c) any proposal to increase the number of shares of Common Stock and Preferred Stock authorized pursuant to the Company’s Certificate of Incorporation to permit such conversion and permit the exercise of certain preemptive rights to the Investors, in each case as contemplated by the terms of the Note Purchase Agreement. Pursuant to the Tender and Support Agreements, the Rollover Holders have also granted to Parent, its executive officers and any other designee of Parent power to act as its proxy and attorney-in-fact to vote such Rollover Holder’s shares of Common Stock owned of record or beneficially by such Rollover Holder in favor of certain matters relating to the transactions contemplated by the Merger Agreement, including, without limitation, those matters described in clause (ii) of the immediately preceding sentence. The Shares the Rollover Holders have agreed to tender, together with the shares they have agreed to rollover, not including Shares issuable upon conversion of the Notes they hold, represent approximately 49% of the Company’s issued and outstanding shares of Common Stock as of November 26, 2018.

Please see Schedule III attached hereto for more information related to the number of Shares covered under the Contribution and Assignment Agreements and Tender and Support Agreements, along with a pro forma capitalization table showing what we currently anticipate will be the interests held by the Company’s stockholders prior to, and immediately following, the consummation of the Merger.

The foregoing descriptions of the Tender and Support Agreements do not purport to be complete and are qualified in their entirety by the copies of such agreements attached as Exhibit 99.5 of Schedule 13D filed by General Catalyst Group IX, L.P. and Exhibits 99.8, 99.9, 99.10 of Schedule 13D filed by WC SACD Merger Sub, Inc. with the Securities and Exchange Commission on November 13, 2018, and are incorporated herein by reference.

Binding Term Sheet

On October 31, 2018, the Equity Investors entered into a Binding Term Sheet (the “Binding Term Sheet”) with WC SACD, pursuant to which WC SACD and each Equity Investor agreed to negotiate in good faith definitive agreements consistent with the terms set forth in the Binding Term Sheet to govern WC SACD, the joint venture. Until definitive agreements are executed by and among WC SACD and the Equity Investors, the rights and obligations set forth in the Binding Term Sheet are binding and enforceable against WC SACD and each of the Equity Investors. The Binding Term Sheet contemplates that WC SACD will be governed by a board of directors comprised of at least seven members with the Equity Investors having the following designation rights: (a) four directors will be designated by WndrCo, (b) one director will be designated by the GC Funds, (c) one director will be designated by iSubscribed and (d) one director will be designated by the Rollover Holders, who will be Mr. Stanfield for so long as such designation right exists and Mr. Stanfield desires to serve and is not subject to a material disability. Further, as long as WndrCo holds at least (i) 65% of the equity of WC SACD held by it at the execution of the Merger Agreement (or, following such time, at the closing of the Contribution (as defined below)) and (ii) 20% of the voting equity interests of WC SACD then outstanding, WndrCo will be entitled to elect a majority of the board of directors. Additionally, the Rollover Holders will be entitled to designate one non-voting observer to the board of directors with customary observation and information rights for all board of directors and committee meetings, subject to customary limitations.

Subject to the terms and conditions of the Binding Term Sheet, (i) certain enumerated actions of the WC SACD require special board approval or stockholder approval, (ii) each holder of voting interests in WC SACD has customary preemptive rights that will terminate upon an initial public offering, (iii) equityholders of WC SACD have customary tag-along rights and are subject to customary transfer restrictions, (iv) WndrCo has certain drag-along rights and registration rights, and (v) the Rollover Holders are subject to certain put and call rights as described further in the Binding Term Sheet.

The Binding Term Sheet also provides that following the Merger, WndrCo may cause the Equity Investors (other than iSubscribed) and the Rollover Holders to contribute (the “Contribution”) all of their interests in WC SACD into a newly formed Delaware holding corporation (“NewCo”). No later than 30 days after the Contribution by the Equity Investors, WndrCo and iSubscribed shall cause (i) iSubscribed to become a direct or indirect subsidiary of NewCo, (ii) the stockholders of iSubscribed to become equityholders of NewCo for an aggregate consideration based on a $50 million valuation of iSubscribed, as adjusted reasonably and in good faith for net cash (or net debt) then held by iSubscribed (sub-clauses (i) and (ii) are referred to as the “iSub Contribution”), and (iii) Hari Ravichandran to become the Chief Executive Officer of NewCo. Pursuant to the Binding Term Sheet, the rights and terms related to NewCo immediately prior to the iSub Contribution will remain the same following the iSub Contribution. As a result of the iSub Contribution, the Company will be an indirect subsidiary of NewCo and iSubscribed.

The foregoing description of the Binding Term Sheet does not purport to be complete and is qualified in its entirety by the copy of such agreement attached as Exhibit 99.13 of Schedule 13D filed by General Catalyst Group IX, L.P. with the Securities and Exchange Commission on November 13, 2018, and is incorporated herein by reference.

PEAK6 Warrant

On April 20, 2017, in connection with the entry into a financing arrangement with the Company, the Company issued to PEAK6 Investments, L.P. (“PEAK6”), for an aggregate purchase price of $1.5 million in cash, a warrant (the “Original PEAK6 Warrant”) to purchase an aggregate of 1.5 million shares of Common Stock at an exercise price of $5.00 per share. On November 30, 2017, in connection with an amendment to such financing arrangement, the Company issued a replacement warrant (the “PEAK6 Warrant”) to PEAK6 for an additional purchase price of $700,000 in cash, and PEAK6 surrendered to the Company the Original PEAK6 Warrant. The PEAK6 Warrant provides PEAK6 with the right to purchase an aggregate of 1.5 million shares of Common Stock at an exercise price of $2.50 per share. The PEAK6 Warrant is immediately exercisable, has a five-year term and shall be exercised solely by a “net share settlement” feature that requires the holder to exercise the PEAK6 Warrant without a cash payment upon the terms set forth therein. The PEAK6 Warrant includes a feature to provide for increases in the number of shares issuable upon exercise in certain events.

Pursuant to the terms of the Merger Agreement, at the Effective Time, the PEAK6 Warrant to the extent it is outstanding immediately prior to the Effective Time will be deemed exercised and canceled pursuant to its terms, and in exchange therefor, the Surviving Corporation will pay to the holder thereof as soon as practicable following the Effective Time an amount in cash (without interest) equal to the product of (a) the excess of the Merger Consideration over the exercise price per Share under the PEAK6 Warrant and (b) the number of Shares subject to the PEAK6 Warrant. If the PEAK6 Warrant is exercised in connection with the transactions contemplated by the Merger Agreement, the holder thereof may under certain circumstances and subject to the terms and conditions of the PEAK6 Warrant be entitled to additional cash consideration.

Continuity Agreement Term Sheet

As of the Effective Time of the Merger, it is expected that Mr. Stanfield will cease to serve as Executive Chairman and President of the Company, and WC SACD or one of its affiliates will enter into a consulting agreement with Mr. Stanfield that will provide, among other things, that following the Merger he will serve as a consultant and assist with the transition of his former duties to his successor and facilitate continuity with third party vendors and customers. The terms of Mr. Stanfield’s arrangement will be as follows, in accordance with the continuity agreement term sheet, dated October 31, 2018, by and between Mr. Stanfield and WC SACD (the “Continuity Agreement Term Sheet”):

Term: The initial term of Mr. Stanfield’s arrangement with WC SACD will be 18 months, subject to extension upon mutual agreement of the parties.

Cash Remuneration: For the initial 12 months of the term, Mr. Stanfield will receive consulting fees payable at an annual rate of $300,000, paid monthly in arrears. After the initial 12 months of the term, Mr. Stanfield will receive consulting fees payable over six months at a monthly rate of $33,333 per month, paid monthly in arrears.

Equity Awards: As soon as practicable following the Merger, Mr. Stanfield will receive an equity grant in the form of a nonqualified stock option to acquire:

(i)

700,000 shares of common stock of WC SACD (as may be adjusted in good faith to reflect any changes to the actual capitalization of WC SACD immediately following the consummation of the Merger), with an exercise price equal to the fair market value of one share of common stock of WC SACD on the date of grant, one-third of which will vest on the sixth month anniversary of the date of grant, and the remaining two-thirds of which will vest in equal, quarterly installments until the 18 month anniversary of the date of grant, in each case, subject to Mr. Stanfield’s continued service under the consulting arrangement; and

(ii)

in consideration for Mr. Stanfield serving as a director of the Company, 139,178 shares of common stock of WC SACD (as may be adjusted in good faith to reflect any changes to the actual capitalization of WC SACD immediately following the consummation of the Merger), with an exercise price equal to the fair market value of one share of common stock of WC SACD on the date of grant, which will vest in equal, quarterly installments until the three year anniversary of the date of grant.

The equity awards are subject to accelerated vesting upon (i) (A) any material breach of the consulting arrangement by the Company that is not cured (if susceptible to cure) by the Company within 15 days after written notice thereof from Mr. Stanfield, (B) the termination of the consulting arrangement by the Company before the end of the initial 18-month term for any reason other than for “cause” (as defined in the consulting agreement), (C) the removal of Mr. Stanfield as a director of the Company without “cause”, or (ii) a direct or indirect change in control of the Company, WC SACD or any successor thereof.

Severance under Existing Employment Agreement: Pursuant to his agreement with WC SACD, Mr. Stanfield is eligible to receive the severance payments and benefits pursuant to the terms set forth in his employment agreement with the Company, calculated as if Mr. Stanfield’s employment was terminated without “cause” upon a change in control of the Company.

Termination of Consulting Arrangement: The consulting arrangement can be terminated immediately by WC SACD or the applicable affiliate thereof upon Mr. Stanfield’s death, disability or for “cause”. Upon such a termination, Mr. Stanfield will only receive payments that have been accrued but unpaid, and the equity award (both the vested and unvested portion) will be subject to immediate termination in the event of a termination for “cause”. If the consulting arrangement is terminated other than for “cause”, the vested portion of the equity award will remain exercisable until the 3 year anniversary of the later of the terminate date of the consulting arrangement or the date Mr. Stanfield ceases to serve as a member of the board of directors.

Post-Termination Non-Compete: The consulting agreement will contain a non-competition provision that applies during the term of Mr. Stanfield’s engagement by WC SACD or applicable affiliate thereof and for 36 months thereafter.

The foregoing description of the Continuity Agreement Term Sheet does not purport to be complete and is qualified in its entirety by the copy of such agreement attached as Exhibit (e)(18) of Schedule 14D-9 filed by the Company. with the Securities and Exchange Commission on the date hereof, and is incorporated herein by reference.

5.	Rule 13e-3

Because the Bidders may be deemed an affiliate of the Company, the transactions contemplated by the Merger Agreement may constitute a “going private transaction” under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Offer and the Merger and the consideration offered to stockholders not affiliated with the Company be filed with the SEC and disclosed to stockholders not affiliated with the Company. The Bidders have provided such information in this Offer to Purchase and the Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 and the exhibits thereto filed with the SEC pursuant to Rules 14d-3 and 13e-3 under the Exchange Act. See “The Offer—Section 8—Certain Information Concerning the Company”.

The information set forth in the Schedule 14D-9, including the Section titled “Certain Company Forecasts”, filed by the Company on the date hereof is incorporated herein by reference.

6.	Opinion of Financial Advisor to Intersections Inc.

The information set forth in the “Opinion of North Point Advisors LLC, Financial Advisor to Special Committee” dated October 29, 2018 is incorporated herein by reference to Annex A of the Schedule 14D-9 filed by the Company on the date hereof.

7.	The Recommendation by the Special Committee and Intersections Inc.’s Board of Directors

The information set forth in “Item 4—Section (c) Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” of the Schedule 14D-9 filed by the Company on the date hereof is incorporated herein by reference.

THE OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the Merger Agreement, Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined herein) and not previously validly withdrawn in accordance with “The Offer—Section 15—Conditions of the Offer.” “Expiration Date” means 5:00 p.m., New York City time, on December 28, 2018, unless extended, in which event “Expiration Date” means the time and date at which the Offer, as so extended, expires.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. Prior to the Expiration Date, there must have been validly tendered and “received” (as defined by Section 251(h)(6) of the DGCL) and not withdrawn, a number of Shares that, (i) together with the Shares (including the Rollover Shares), if any, then owned by WC SACD, Parent or any of its subsidiaries, would represent at least one Share more than 50% of the number of Shares (including the Rollover Shares) that are then issued and outstanding on a fully-diluted basis (disregarding Shares issuable upon conversion of the Notes issued pursuant to the Note Purchase Agreement-see “Special Factors—Section 4—Certain Agreements Between WC SACD and its Affiliates and Intersections Inc.—Note Purchase Agreement”); and (ii) would represent at least one Share more than 50% of the then outstanding number of Shares excluding any Rollover Shares and Shares owned by the executive officers and directors of the Company that are not Rollover Holders (sub-clauses (i) and (ii) collectively, the “Minimum Condition”). Shares issuable upon conversion of the Notes will be disregarded for purposes of calculating the Minimum Condition.

The Offer is also subject to certain other conditions set forth in “The Offer—Section 15—Conditions of the Offer.” Purchaser has expressly reserved the right to waive any of the Offer Conditions (other than the Minimum Condition which cannot be waived by Parent or Purchaser, on the one hand, or the Company, on the other hand), in its sole discretion, provided that, without the consent of the Company, Purchaser cannot: (i) reduce the Offer Price, (ii) change the form of consideration payable in the Offer (other than by adding consideration), (iii) add to the Offer Conditions, (iv) reduce the number of Shares subject to the Offer, (v) extend the expiration of the Offer except as required or permitted by the Merger Agreement, or (vi) modify any Offer Condition (other than the Minimum Condition) or any term of the Offer in a manner adverse to the holders of Shares.

In accordance with the terms of the Offer and the Merger Agreement, and subject to the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), Purchaser may, and in certain instances is required to, extend the Offer at any time and from time to time. Under the terms of the Merger Agreement if, at the initial scheduled Expiration Date or upon expiration of any extension period, the Minimum Condition is not satisfied or any other Offer Condition is not satisfied and has not been waived, Purchaser may extend the Offer on one or more occasions in consecutive increments of up to ten (10) business days each (as determined in good faith by Purchaser and the Company), until the earlier of (i) the date on which all of the Offer Conditions are satisfied or waived and (ii) July 31, 2019 (the “Outside Date”). Any such extension requires that Purchaser gives oral or written notice of the extension to the Depositary and makes a public announcement of the extension. During any extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares. If Purchaser makes any material change in the terms of or information concerning the Offer as permitted by the Merger Agreement or waives a material condition of the Offer, Purchaser will extend the Offer, to the extent required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and number of shares tendered for, a minimum of ten business days may be required to allow adequate dissemination and investor response.

If Purchaser extends the Offer, is delayed in accepting for payment of or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason (subject to the terms and conditions of the Merger Agreement), then, without prejudice to Purchaser’s rights under the Offer, the Depositary may retain all tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as provided in “The Offer—Section 4—Withdrawal Rights.” Purchaser’s reservation of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that Purchaser pay the consideration offered or return the Shares deposited by or behalf of stockholders promptly after the termination or withdrawal of the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, Purchaser will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. For purposes of the Offer, the term “business day” means any day, other than Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight New York City time.

After the expiration of the Offer, Purchaser may, in its sole discretion, but is not obligated to, provide a Subsequent Offering Period of at least three business days to permit additional tenders of Shares so long as, among other things, (i) the initial offering period of at least 20 business days has expired; (ii) Purchaser immediately accepts and promptly pays for all securities validly tendered during the Offer; (iii) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period; and (iv) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which will have already been completed. Purchaser does not currently intend to provide a Subsequent Offering Period, although it reserves the right to do so. If Purchaser elects to include or extend a Subsequent Offering Period, Purchaser will make a public announcement of such inclusion or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or date of termination of any prior Subsequent Offering Period.

No withdrawal rights apply to Shares tendered in any Subsequent Offering Period, and no withdrawal rights apply during any Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment. The price per Share paid in the Offer of $3.68 per Share will be paid to stockholders tendering Shares in a Subsequent Offering Period, if one is provided.

The Company’s transfer agent, American Stock Transfer & Trust Company, LLC (the “Transfer Agent”), has provided Purchaser with the Company’s stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company or the Transfer Agent, for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of the Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of the Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing. The Schedule 14D-9 is being mailed to the stockholders of the Company together with this Offer to Purchase.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if Purchaser extends or amends the Offer, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered before the Expiration Date and not validly withdrawn promptly after the Expiration Date. Purchaser expressly reserve the right, in its sole discretion, but subject to applicable laws, to delay acceptance for and thereby delay payment for Shares in order to comply with applicable laws or if any of the conditions referred to in “The Offer—Section 14—Conditions of the Offer” have not been satisfied or if any event specified in such Section has occurred. Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Purchaser reserves the right, in its sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer. For a description of Purchaser’s right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see “The Offer—Section 14—Conditions of the Offer.”

Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer—Section 3—Procedure for Tendering Shares”)), (ii) a properly completed and duly executed Letter of Transmittal or Agent’s Message in lieu of a Letter of Transmittal and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer—Section 3—Procedure for Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will Purchaser pay interest on the consideration paid for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in making such payment.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice of its acceptance to the Depositary. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser’s obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payments of amounts owed to them by reason of acceptance for payment of Shares pursuant to the Offer. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser’s rights under the Offer hereof, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be validly withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in “The Offer—Section 4—Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Purchaser will pay the same per Share consideration pursuant to the Offer to all stockholders. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to you, as promptly as practicable following the expiration or termination of the Offer.

3.	Procedure for Tendering Shares.

Valid Tender of Shares. In order for you to validly tender Shares pursuant to the Offer, either (i) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal or Agent’s Message (as defined below) in lieu of a Letter of Transmittal and any other documents required by the Letter of Transmittal and (b) certificates for the Shares to be tendered or delivery of such Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your sole option and risk, and delivery of your Shares will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date.

The valid tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act; (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act; (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal; and (iv) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

Purchaser’s acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between you and Purchaser with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) after the date hereof. Any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Signature Guarantees. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock

Exchange Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each an “Eligible Institution”), unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1, 5 and 7 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1, 5 and 7 of the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

(i)	such tender is made by or through an Eligible Institution;

(ii)	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us is received by the Depositary, as provided below, by the Expiration Date; and

(iii)

the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal, any required signature guarantee or an Agent’s Message and any other required documents, are received by the Depositary within three Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Stock Options and Restricted Stock Units. The Offer is made only for Shares and is not made for any Company Stock Options or Company RSUs. Holders of vested but unexercised Company Stock Options may participate in the Offer only if they first exercise their Company Stock Options in accordance with and subject to the terms of the applicable Company Stock Plan and award agreement and tender some or all of the Shares issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to ensure that the holder will have sufficient time to comply with the procedures for tendering Shares described in this Section 3. Holders of Company Stock Options should consult their tax advisors with respect to the tax consequences of exercising or not exercising their options in connection with the Offer or the Merger. Holders of Company RSUs are not eligible to participate in the Offer.

Backup Withholding. Under U.S. federal income tax laws, payments in connection with the Offer or the Merger may be subject to “backup withholding” unless a tendering holder (1) provides a correct taxpayer identification number (which, for an individual, is the holder’s social security number) and any other required information, or (2) is a corporation or comes within certain other exempt categories, demonstrates this fact when required, and otherwise complies with applicable requirements of the backup withholding rules. A holder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service (the “IRS”). To avoid backup withholding of U.S. federal income tax on payments made pursuant to the Offer, each tendering U.S. Holder should complete and return the IRS Form W-9 included with the Letter of Transmittal. Each tendering Non-U.S. Holder should complete and submit IRS Form W-8BEN (or other applicable IRS Form W-8), which can be obtained from the Depositary or at http://www.irs.gov. For a more detailed discussion of backup withholding, see Instruction 8 of the Letter of Transmittal and “The Offer—Section 5—Certain Material U.S. Federal Income Tax Consequences.”

Appointment of Proxy. By executing a Letter of Transmittal or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal, you irrevocably appoint Purchaser’s designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered and accepted for payment by Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). This power-of-attorney and proxy will be governed by and construed in accordance with the laws of the state of Delaware and applicable federal securities laws. All such powers-of-attorney and proxies are irrevocable and coupled with an interest in the tendered Shares (and such other Shares and securities). Such appointment is effective only upon Purchaser’s acceptance for payment of such Shares. Upon such acceptance for payment, all prior powers-of-attorney, proxies and consents granted by you with respect to such Shares (and such other Shares and securities) will, without further action, be revoked, and no subsequent powers-of-attorney, proxies or consents may be given (and, if previously given, will cease to be effective). Purchaser’s designees will be empowered to exercise all your voting and other rights with respect to such Shares (and such other Shares and securities) as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company’s stockholders, or with respect to any actions by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser or its designee must be able to exercise full voting, consent and other rights with respect to such Shares (and such other Shares and securities) including voting at any meeting of stockholders.

The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company’s stockholders.

Determination of Validity. Purchaser will interpret the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto). All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its discretion. Purchaser reserves the absolute right to reject any and all tenders determined by Purchaser not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser’s counsel, be unlawful. Purchaser also reserves the right to waive any condition of the Offer to the extent permitted by applicable law (and subject to the terms and conditions of the Merger Agreement) or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Bidders or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Any determination made by us with respect to the terms and conditions of the Offer may be challenged by the Company’s stockholders, to the extent permitted by law, and are subject to review by a court of competent jurisdiction.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after January 28, 2019, unless such Shares have been accepted for payment as provided in this Offer to Purchase. If Purchaser extends the Offer, delays acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason (subject to the terms and conditions of the Merger Agreement), then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, on Purchaser’s behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

For your withdrawal to be effective, a written notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the certificates evidencing Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

Withdrawals may not be rescinded, and Shares validly withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be re-tendered by again following one of the procedures described in “The Offer—Section 3—Procedure for Tendering Shares” at any time before the Expiration Date.

If Purchaser provides a Subsequent Offering Period (as described in more detail in “The Offer—Section 1—Terms of the Offer”) following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period and no withdrawal rights will apply during such Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment.

Purchaser will determine, in its discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not similar defects or irregularities are waived in the case of any stockholder. None of the Bidders, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.	Certain Material U.S. Federal Income Tax Consequences.

The following is a summary of certain material U.S. federal income tax consequences to holders who receive cash for Shares exchanged or sold pursuant to the Offer of the Merger. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer or the Merger. This discussion applies to holders who hold Shares as capital assets for U.S. federal income tax purposes, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or to holders of Shares who are in special tax situations (including, without limitation, expatriates and certain former citizens of the United States, “controlled foreign corporations”, “passive foreign investment companies”, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax qualified retirement plans, or persons liable for the alternative minimum tax), the Rollover Holders or to persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment or U.S. Holders whose functional currency is not the U.S. dollar. This discussion does not address any tax consequences arising under state, local or foreign tax laws or U.S. federal estate or gift tax laws.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of exchanging Shares pursuant to the Offer and selling Shares pursuant to the Merger.

We recommend that you consult your own tax advisor about the particular tax consequences to you of tendering your Shares in the Offer (including the application and effect of any state, local or non-U.S. income and other tax laws).

U.S. Holders

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

The receipt of cash by U.S. Holders for Shares exchanged or sold pursuant to the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize a capital gain or loss in an amount equal to the difference between the amount of cash received and your adjusted basis in the Shares exchanged or sold pursuant to the Offer or the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same price in a single transaction) exchanged or sold. If you are a non-corporate U.S. Holder who has held the Shares for more than one year, any such capital gain will generally be taxed at preferential rates. The deductibility of capital losses is subject to limitations. An additional 3.8% tax will apply to certain U.S. persons on the lesser of (i) each such U.S. person’s “net investment income” (including net capital gain) for a taxable year or (ii) the excess of such U.S. person’s modified adjusted gross income for such year over certain thresholds.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U. S. Holder” means a beneficial owner of Shares (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

In general, a Non-U.S. Holder who receives cash for Shares exchanged or sold pursuant to the Offer or the Merger will not be subject to U.S. federal income tax on any gain recognized, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty as a condition for subjecting such holder to U.S. taxation on a net income basis, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States;

•

the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year of the exchange or sale of Shares pursuant to the Offer or the Merger, and certain other requirements are met; or

•

the Company is or has been a United States real property holding corporation for U.S. federal income tax purposes and certain requirements are satisfied. We do not expect the Company to be treated as a United States real property holding corporation.

If a non-U.S. holder is an individual described in the first bullet point above, it will be subject to tax on the net gain derived from the Offer or the Merger under regular graduated U.S. federal income tax rates. If a non-U.S. holder is a foreign corporation that falls under the first bullet point above, it will be subject to tax on its net gain generally in the same manner as if it were a U.S. person as defined under the Code and, in addition, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, or at such lower rate as may be specified by an applicable income tax treaty. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived from the Offer or the Merger, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States.

Information Reporting and Backup Withholding

Payments made to U.S. Holders pursuant to the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, each U.S. Holder that does not otherwise establish an exemption should complete and return the IRS Form W-9 included with the Letter of Transmittal, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. Holder is not subject to backup withholding. A Non-U.S. Holder generally will be exempt from information reporting and backup withholding if it provides the Depositary with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6.	Price Range of Shares; Dividends.

The Shares are listed and traded on Nasdaq under the symbol “INTX”. The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares on Nasdaq, based on published financial sources.

	High	Low
Year Ended December 31, 2016
Quarter Ended March 31, 2016	$3.07	$2.21
Quarter Ended June 30, 2016	$2.81	$2.11
Quarter Ended September 30, 2016	$2.24	$1.71
Quarter Ended December 31, 2016	$4.23	$1.70

Year Ending December 31, 2017
Quarter Ended March 31, 2017	$4.20	$3.40
Quarter Ended June 30, 2017	$5.75	$3.86
Quarter Ended September 30, 2017	$4.78	$2.65
Quarter Ending December 31, 2017	$3.45	$1.88

Year Ending December 31, 2018
Quarter Ended March 31, 2018	$2.60	$1.60
Quarter Ended June 30, 2018	$2.70	$1.46
Quarter Ended September 30, 2018	$2.03	$1.29
Quarter Ended December 31, 2018 (through November 26, 2018)	$3.61	$1.65

According to the Company’s publicly available documents, it has not paid any cash dividends during the past two years. If we acquire control of the Company, we do not intend to declare any dividends on the Shares prior to consummation of the Merger.

On October 30, 2018, the last full trading day before public announcement of the execution of the Merger Agreement, the closing price of the Shares on Nasdaq was $1.73 per Share. The Offer Price of $3.68 per Share represents:

•	a 112.7% premium to the closing price of the Shares on October 30, 2018, the day before Purchaser made public its offer to acquire the Company’s shares;

•	a 104.4% premium to the trailing average closing price of the Shares for the 30-day period ended on October 30, 2018; and

•	a 111.4% premium to the trailing average closing price of the Shares for the 90-day period ended on October 30, 2018.

On November 28, 2018, the last trading day before the commencement of the Offer, the last reported sale price of the Shares on Nasdaq was $3.59 per Share. You are urged to obtain current market quotations for the Shares.

7.	Possible Effects on the Market for the Shares; Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations.

Possible Effects on the Market for the Shares. The purchase of Shares pursuant to the Offer and the Merger will result in all of the equity of the Surviving Corporation being held by Parent. Therefore, there will be no public market for the equity of the Surviving Corporation.

Stock Exchange Listing. The Shares are currently listed on Nasdaq. Immediately following the completion of the Merger (which is expected to occur as soon as practicable following the completion of the Offer), the Shares will no longer meet the requirements for continued listing on Nasdaq because the only stockholder will be Parent. Nasdaq requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the completion of the Merger, we intend and will cause the Surviving Corporation to delist the Shares from Nasdaq.

Registration Under the Exchange Act. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholders’ meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of, or delayed in, the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. We will terminate the registration of Shares under the Exchange Act as promptly as practicable after the Effective Time of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute “margin securities.” We will terminate the registration of Shares under the Exchange Act as promptly as practicable after the Effective Time of the Merger.

8.	Certain Information Concerning the Company.

Except as otherwise expressly set forth in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of the Bidders, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Bidders, the Information Agent or the Depositary. The Bidders, the Information Agent and the Depositary have relied upon the accuracy of the information included in such publicly available documents and records and other public sources and have not made any independent attempt to verify the accuracy of such information.

According to the Company’s Form 10-K filed for the fiscal year ended December 31, 2017, the Company was incorporated as a Delaware corporation in 1999. The Company’s principal executive office is located at 3901 Stonecroft Boulevard, Chantilly, Virginia 20151, and its telephone number is (703) 488-6100. The Company provides innovative software and data monitoring and analytics solutions that help consumers manage financial and personal risks associated with the proliferation of their personal data in the virtual and financial world. Under its Identity Guard® brand and other brands, the Company has provided services for consumers to monitor, manage and protect against the risks associated with their identities and personal information for more than twenty years. As of December 31, 2017, the Company had a total of 362 employees.

The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be read and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained free of charge at the website maintained by the SEC at http://www.sec.gov.

Certain Projections. The Company has advised the Bidders that it does not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results due to the inherent unpredictability of the underlying assumptions, estimates and projections. However, in connection with the due diligence review of the Company by the Bidders, the Company provided to the Bidders certain non-public summary prospective financial information (collectively, the “Internal Financial Forecasts”) which are incorporated herein by reference to the Schedule 14D-9, including the Section titled “Certain Company Forecasts”, filed by the Company on the date hereof.

The Internal Financial Forecasts are being included in this Offer to Purchase not to influence your decision whether to tender your shares in the Offer, but rather because they were made available to the Bidders by the Company. Further, the inclusion of the Internal Financial Projections herein should not be regarded as an indication that the Company or the Bidders or their respective affiliates or representatives viewed the Internal Financial Projections as material or considered or consider such data to be necessarily predictive of actual future events, and such data should not be relied upon as such.

These Internal Financial Forecasts were based on numerous variables and assumptions that are inherently uncertain and beyond the control of the Company’s management. Because the Internal Financial Forecasts cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which these Internal Financial Forecasts were based (which were made by the Company, and not all of which were provided to the Bidders) necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. Although the Company believes the assumptions underlying the projections to be reasonable, all projections are inherently uncertain, and the Company expects that there will be differences between actual and projected results. Such differences may result from the realization of any of numerous risk and uncertainties, including, but not limited to, the important factors listed in the Schedule 14D-9 and listed under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. For a more detailed description of the underlying assumptions of, limitations on and uncertainties inherent in the Internal Financial Forecasts, and for more information on factors that may cause the future financial results of the Company to materially vary from the Internal Financial Forecasts, see “Certain Company Forecasts” in the Schedule 14D-9.

None of the Bidders nor any of their respective affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of the Company compared to the information contained in the Internal Financial Forecasts or the validity, reasonableness, accuracy or completeness of such projections. Further, none of the Bidders or any of their respective affiliates or representatives intends to, and each of them disclaims any obligation to, provide any update, revision or correction thereof if it is or becomes, or the underlying assumptions are or become, inaccurate (even in the short term), except as required by law.

The Internal Financial Forecasts were prepared by the Company in September 2018, based solely on the information available at that time. The projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement. Similarly, the projections do not take into account the effect of any failure of the Offer or the Merger to occur and thus should not be viewed as accurate in that context.

In light of the foregoing factors, and the uncertainties inherent in the Internal Financial Forecasts, stockholders are cautioned not to place undue, if any, reliance on the Internal Financial Forecasts. If stockholders give any consideration to the Internal Financial Forecasts, they should carefully consider the assumptions, risks and uncertainties inherent in such Internal Financial Forecasts before making any decisions as to whether to tender their shares in the Offer.

9.	Certain Information Concerning the Bidders.

WndrCo. WndrCo is a holding company that invests in, acquires, develops and operates consumer technology businesses for the long term. Founded by media and technology veterans Ann Daly, Sujay Jaswa, and Jeffrey Katzenberg, WndrCo is co-headquartered in Los Angeles and San Francisco.

iSubscribed. iSubscribed is a digital security company that develops next-generation SaaS (Software as a Service) products. The company was founded by Hari Ravichandran, its CEO. An engineer by training and an entrepreneur by nature, Mr. Ravichandran has founded businesses focused on technology-enabled services and web security. He was previously the Founder and CEO of Endurance International Group, a publicly-traded company which he built from a start-up to a global hosting and email marketing company with an enterprise value of approximately $3.5 billion and more than 3,500 employees worldwide.

The GC Funds. The GC Funds are part of General Catalyst, a leading venture capital firm that invests across stages in companies’ lifecycles, both at the early stage and transformational stage.

Purchaser, Parent and WC SACD. Purchaser is a Delaware corporation formed for the purpose of making this Offer to acquire the outstanding Shares of the Company subject to the terms and conditions set forth herein. Purchaser is a wholly-owned subsidiary of Parent. Parent is a Delaware corporation newly formed for the purposes of entering into the Merger Agreement with the Company. Parent is a wholly-owned subsidiary of WC SACD. WC SACD is a Delaware corporation formed as a joint venture by and among iSubscribed, WndrCo, and the GC Funds in order to engage in acquisition discussions with the Company related to the proposed transaction.

Additional Information. The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers or equivalent controlling persons of the Bidders are set forth in Schedule I to this Offer to Purchase.

Except as otherwise disclosed in the Schedule TO, none of the Bidders, or to the knowledge of the Bidders after reasonable inquiry, any of the persons listed in Schedule I, has during the last five years, (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

As of the date of this Offer to Purchase, none of the Bidders or their affiliates hold any Shares. Except as set forth elsewhere in this Offer to Purchase (including Schedule I), none of the Bidders have engaged in any transaction involving the securities of the Company in the past 60 days.

We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (i) we were organized solely in connection with the Offer and the Merger and, prior to the Expiration Date, will not carry on any activities other than in connection with the Offer and the Merger; (ii) the Offer is being made for all outstanding Shares (other than the Rollover Shares) solely for cash; (iii) the Offer is not subject to any financing condition; (iv) we have received equity financing commitments in respect of funds sufficient to purchase all Shares tendered pursuant to the Offer; and (v) if we consummate the Offer, we will acquire all remaining Shares in the Merger for cash at the same price per share as the Offer Price.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Bidders have also filed the Schedule 13E-3 (including exhibits) in accordance with the Exchange Act furnishing certain additional related information. In addition, the Company will file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act and the Schedule 13E-3, together with exhibits, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a website at http://www.sec.gov that contains the Schedule TO, Schedules 13E-3, and Schedule 14D-9 and the exhibits thereto and other information that the Bidders and the Company have filed electronically with the SEC. Additionally, requests for copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and all other related materials may be directed to the Information Agent or your bank, broker, dealer, trust company or other nominee and copies will be furnished promptly at Purchaser’s expense.

10.	Source and Amount of Funds.

Purchaser estimates that it will need approximately $73.4 million to acquire all of the Shares pursuant to the Offer, to provide funding for the consideration to be paid in the Merger (including amounts payable in respect of (i) Company RSUs, (ii) Company Stock Options, and (iii) the PEAK6 Warrant) and to pay certain fees and expenses related to the transactions contemplated by the Merger Agreement (such amounts, in the aggregate, the “Funding Amount”). This amount excludes (i) any Shares owned by the Bidders and their affiliates and (ii) any Rollover Shares. Parent has obtained an Equity Commitment Letter from WC SACD (“WC SADC Equity Commitment Letter”) for equity financing (the “WC SACD Equity Financing”) in an aggregate amount of up to

$73,435,910, which WC SACD Equity Letter is supported by an equity financing commitment (the “Equity Investor Equity Financing”) from WndrCo, iSubscribed and the GC Funds to WC SACD for the same aggregate amount and on the same terms as the WC SACD Equity Commitment Letter. Parent will contribute or otherwise advance to the Purchaser the proceeds of the WC SACD Equity Financing, which will be sufficient to enable (a) Parent to cause Purchaser to pay for any Shares tendered pursuant to the Offer at the Acceptance Time (the “Offer Amount”), (b) Parent and the Surviving Corporation to make the payments due under the Merger Agreement in connection with the Merger to the Company’s stockholders and holders of Company Stock Options, Company RSUs and the PEAK6 Warrant (the “Merger Amount”) and (c) Parent and Purchaser to pay the fees, costs and expenses required to be paid by Parent or the Purchaser in connection with the transactions contemplated by the Merger Agreement (the “Expenses Amount”). While the funding of the WC SACD Equity Financing and Equity Investor Equity Financing are each subject to certain conditions, the Offer is not conditioned on any financing arrangements or subject to a financing condition. In addition, while the WC SACD Equity Commitment Letter provides Parent with sufficient funds to consummate the Offer and the Merger and the transactions contemplated thereby, Parent may choose to raise debt financing for a portion of the Funding Amount. To the extent any such financing is obtained by Parent or Purchaser or any of their respective wholly-owned subsidiaries at or prior to the closing of the transactions contemplated by the Merger Agreement and such financing is funded, the aggregate amount of WC SACD Equity Financing (and underlying Equity Investor Equity Financing) will be reduced on a dollar-for- dollar basis by the amount of such financing.

We do not think that our financial condition is material to your decision whether to tender Shares and accept the Offer because (i) we were organized solely in connection with the Offer and the Merger and, prior to the Expiration Date, will not carry on any activities other than in connection with the Offer and the Merger; (ii) the Offer is being made for all outstanding Shares (other than the Rollover Shares) solely for cash; (iii) the Offer is not subject to any financing condition; (iv) we have received equity financing commitments in respect of funds sufficient to purchase all Shares tendered pursuant to the Offer; and (v) if we consummate the Offer, we will acquire all remaining Shares in the Merger for cash at the same price per share as the Offer Price.

11.	Background of the Offer; Other Transactions with the Company.

The Bidders hereby adopt the summary and chronology of the background of the Offer set forth in “Item 4—Background of the Offer and the Merger” in the Schedule 14D-9 filed by the Company as of the date hereof and such information is incorporated herein by reference.

12.	The Merger Agreement.

The following section summarizes material provisions of the Merger Agreement. A copy of the Merger Agreement and Amendment No. 1 to the Merger Agreement have been filed as Exhibit 2.1 to the Form 8-K filed by the Company with the SEC on November 6, 2018 and Exhibit 2.1 to the Form 8-K filed by the Company on November 29, 2018, respectively. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in the Offer to Purchase. Capitalized terms used in this “The Offer—Section 12—The Merger Agreement,” but not defined herein have the respective meanings given to them in the Merger Agreement.

The Merger Agreement is included as an exhibit to the Schedule TO only for the purpose of providing public disclosure regarding its terms and conditions as required by U.S. federal securities laws, and it is not intended to provide any factual information about the Company, Parent or Purchaser. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. These representations and warranties:

•	were made only for purposes of the Merger Agreement and as of specific dates and may be subject to more recent developments;

•	may not be intended as statements of fact, but rather as a way of allocating risk between the parties in the event that the statements therein prove to be inaccurate;

•

have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with information provided elsewhere in this Offer to Purchase and the exhibits. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Offer

The Merger Agreement provides for the making of the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the satisfaction or waiver of the other Offer Conditions that are described in “The Offer—Section 15—Conditions of the Offer.”

Waiver of Certain Conditions of the Offer

Purchaser has expressly reserved the right to waive any of the Offer Conditions (other than the Minimum Condition which cannot be waived by Parent or Purchaser, on the one hand, or the Company, on the other hand), in its sole discretion, provided that, without the consent of the Company, Purchaser cannot: (1) reduce the Offer Price, (2) change the form of consideration payable in the Offer (other than by adding consideration), (3) add to the Offer Conditions, (4) reduce the number of Shares subject to the Offer, (5) extend the expiration of the Offer except as required or permitted by the Merger Agreement, or (6) modify any Offer Condition (other than the Minimum Condition) or any term of the Offer in a manner adverse to the holders of Shares.

Extension of the Offer

The initial expiration date of the Offer will be 5:00 p.m. New York City time, on December 28, 2018 (such time, as it may be extended, the “Expiration Date”).

In accordance with the terms of the Offer and the Merger Agreement, and subject to the applicable rules and regulations of the SEC, we may, and in certain instances are required to, extend the Offer at any time and from time to time. Under the terms of the Merger Agreement if, at the initial scheduled Expiration Date or upon expiration of any extension period, the Minimum Condition is not satisfied or any other Offer Condition is not satisfied and has not been waived, we may extend the Offer on one or more occasions in consecutive increments of up to ten (10) business days each (as determined in our sole discretion), until the earlier of (i) the date on which all of the Offer Conditions are satisfied or waived and (ii) July 31, 2019. See “The Offer—Section 1—Terms of the Offer.”

We may, without the consent of the Company, elect to provide a Subsequent Offering Period in accordance with Rule 14d-11 of the Exchange Act following our acceptance for payment of the Shares in the Offer.

Company Board Recommendation

The Company has represented in the Merger Agreement that the Special Committee and Company Board, each unanimously (i) approved and declared advisable the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; (ii) determined that the Offer and the Merger are fair to and in the best interests of the Company and the stockholders of the Company (including the Company’s stockholders other than the Rollover Holders); (iii) determined that the Merger shall be governed by Section 251(h) of the DGCL; and (iv) recommended that the holders of Common Stock accept the Offer and tender their Common Stock pursuant to the Offer.

The Merger

The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, and in accordance with the provisions of the DGCL (including Section 251(h) of the DGCL), at the Effective Time (as defined below) the Purchaser will be merged with and into the Company, and the separate corporate existence of the Purchaser will cease and the Company will be the surviving corporation in the Merger (the “Surviving Corporation”). Subject to the satisfaction of the conditions to the Merger, the closing of the Merger will take place on the second (2nd) business day following the consummation of the Offer (unless another date is agreed to in writing by Parent and the Company) (the “Closing Date”). Subject to the provisions of the Merger Agreement, as soon as practicable on the Closing Date, Parent, the Purchaser and the Company shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL to effectuate the Merger. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable law, at such later time as is agreed to by Parent, the Purchaser and the Company prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”). The Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote of the stockholders of the Company. Parent, the Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

Certificate of Incorporation and Bylaws

At the Effective Time, the certificate of incorporation of the Company shall be amended pursuant to the filing of the Certificate of Merger (which will include the amended and restated certificate of incorporation set forth in Exhibit C to the Merger Agreement) with the Delaware Secretary of State, and as so amended, will be the certificate of incorporation of the Surviving Corporation. At the Effective Time, and without any further action on the part of the Company and Purchaser, the bylaws of the Company shall be amended so that they read in their entirety the same as the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that all references therein to Purchaser shall be automatically amended and shall become references to the Surviving Corporation, and, as so amended, shall be the bylaws of the Surviving Corporation.

Directors

The Merger Agreement provides that immediately following the Effective Time, the directors of the Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation.

Officers

The Merger Agreement provides that the officers of Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Merger Consideration

At the Effective Time, each issued and outstanding Share (other than (i) any Excluded Shares and (ii) any Dissenting Shares) will be cancelled and converted into the right to receive the Merger Consideration, which is an amount equal to the Offer Price, in cash, without interest and subject to any withholding of taxes required by applicable law. All Shares that have been converted into the right to receive the Merger Consideration will automatically be canceled and will cease to exist.

Parent has designated American Stock Transfer & Trust Company, LLC (the “Paying Agent”) to make payment of the Merger Consideration. Prior to each of the Acceptance Time and the Effective Time, Parent will deposit or cause to be deposited, with the Paying Agent, immediately available funds equal to the aggregate Offer Price and the aggregate Merger Consideration (the “Payment Fund”), respectively. As soon as reasonably practicable after the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each holder of record of certificated Shares a Letter of Transmittal and instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. The Paying Agent will pay the Merger Consideration to the stockholders, in respect of their Shares represented by Certificates, upon receipt of (i) surrendered Certificates representing the Shares and (ii) a signed Letter of Transmittal and any other items specified by the Paying Agent. Surrendering stockholders will receive in exchange the Merger Consideration, without interest. The Surviving Corporation will also cause the Paying Agent, promptly after the Effective Time and in any event not later than the third (3rd) business day thereafter, to issue and send to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”), other than with respect to Excluded Shares and Dissenting Shares, a check or wire transfer for the Merger Consideration in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled. The Surviving Corporation and the Paying Agent will be entitled to reduce the amount of any Merger Consideration paid to the stockholders by any applicable withholding taxes.

Any portion of the Payment Fund that remains unclaimed by the holders of Shares nine (9) months after the Effective Time will be delivered to the Surviving Corporation, upon demand, and such holder who has not previously exchanged Shares for the Merger Consideration in accordance with the aforementioned procedures will thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

Treatment of Company Equity Awards

At the Effective Time, each outstanding Company Stock Option, whether or not vested and exercisable, will be cancelled and converted into the right to receive an amount in cash (without interest and less any applicable withholding taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration minus (B) the per share exercise price for such Company Stock Option, and (ii) the total number of shares underlying such Company Stock Option. At the Effective Time, each outstanding Company RSU will fully vest (to the extent not vested) and, will be cancelled and converted into the right to receive an amount in cash (without interest and less any applicable withholding taxes) equal to the product of (i) the Merger Consideration and (ii) the total number of Shares underlying such Company RSUs.

Treatment of PEAK6 Warrant

At the Effective Time, the PEAK6 Warrant to the extent it is outstanding immediately prior to the Effective Time will be deemed exercised and cancelled pursuant to its terms, and in exchange therefor, the Surviving Corporation will pay to the holder thereof as soon as practicable following the Effective Time an amount in cash (without interest) equal to the product of (i) the excess of the Merger Consideration over the exercise price per Share under the PEAK6 Warrant and (ii) the number of Shares subject to the PEAK6 Warrant. If the PEAK6 Warrant is exercised in connection with the transactions contemplated by the Merger Agreement, the holder thereof may under certain circumstances and subject to the terms and conditions of the PEAK6 Warrant be entitled to additional cash consideration.

Representations and Warranties

Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser, including representations relating to:

•	organization, standing and power;

•	capitalization;

•	corporate authority;

•	governmental approvals and consents;

•	non-contravention;

•	compliance with laws;

•	governmental authorizations;

•	SEC filings;

•	financial statements;

•	undisclosed liabilities;

•	internal controls;

•	absence of certain changes or events;

•	employees and employee benefits;

•	material contracts;

•	intellectual property;

•	privacy and data security;

•	litigation;

•	tax matters;

•	environmental matters;

•	brokers;

•	the fairness opinion received by the Company Board;

•	related person transactions;

•	insurance policies;

•	customers, suppliers and resellers;

•	inapplicability of state takeover laws;

•	information to be included in this Offer to Purchase and any other ancillary documents related to the Offer (collectively, the “Offer Documents”), the Schedule 14D-9 and Schedule 13E-3; and

•	Section 251(h) of the DGCL.

Certain representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) materially impairs or delays or would reasonably be expected to impair or delay the ability of the Company to consummate the Offer, the Merger or any of the transactions contemplated by the Merger Agreement (other than any stockholder litigation arising from or relating to the Merger Agreement, the Tender and Support Agreements or the transactions contemplated thereby); or (B) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition or, results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in the case of clause (B) only, Material Adverse Effect shall not include any such event, change, circumstance, occurrence, effect or state of facts relating to or arising from:

(i)	changes in general economic, financial, social or political conditions,

(ii)	changes in any financial, debt, credit, capital or banking markets (including any disruption thereof),

(iii)	changes in conditions generally affecting the industries in which the Company and its subsidiaries operate,

(iv)	changes in interest, currency or exchange rates or the price of any commodity, security or market index,

(v)	changes in law, generally accepted accounting principles (“GAAP”) or other accounting principles or requirements, or standards or interpretations,

(vi)	the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war,

(vii)

the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity,

(viii)

compliance by the Company and its subsidiaries with the terms of the Merger Agreement, including the failure to take any action restricted by the Merger Agreement, or any actions taken to the extent required by the Merger Agreement,

(ix)	any actions taken, or not taken, with the written consent, waiver or at the written request of Parent,

(x)	the public announcement of the Merger Agreement and the transactions contemplated by the Merger Agreement,

(xi)

any change in the market price or trading volume of the Shares (provided, the underlying cause of such failure or change may be taken into account in determining whether a Material Adverse Effect has occurred), and

(xii)

any stockholder litigation arising from or relating to the Merger Agreement, the Tender and Support Agreements or the transactions contemplated thereby, except, in the case of clauses (i), (ii), (iii), (iv), (v), (vi) and (vii), to the extent any such effect has a disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, relative to other similarly situated companies in the principal industries in which the Company and its subsidiaries operate.

Pursuant to the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company, including representations relating to:

•	organization, standing and power;

•	corporate authority;

•	governmental approvals and consents;

•	non-contravention;

•	litigation;

•	financing and availability of funds;

•	information to be included in the Offer Documents and Schedule 13E-3;

•	ownership of Purchaser and non-ownership of any Shares; and

•	brokers.

None of the representations and warranties in the Merger Agreement will survive consummation of the Merger.

Company Conduct of Business Covenants

The Merger Agreement provides that, at all times from the date of the Merger Agreement until the Effective Time, except as consented to in writing in advance by Parent or as otherwise specifically required by the Merger

Agreement, the Company shall, and shall cause each of its subsidiaries to, carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. The Merger Agreement also contains specific restrictive covenants as to certain activities of the Company and its subsidiaries prior to the Effective Time, which provide that the Company and its subsidiaries will not take certain actions without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), including, among other things and subject to certain exceptions the following:

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests;

•	purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its subsidiaries;

•

split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or other equity interests;

•

issue, pledge or otherwise encumber any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests;

•	amend its certificate of incorporation or by-laws (or similar organizational documents);

•	acquire or agree to acquire any business organization or division thereof or any assets that are otherwise material to the Company and its subsidiaries;

•	sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose any of its material properties, assets or rights or any interest therein;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	incur, assume or repay any indebtedness;

•	incur or commit to incur any capital expenditure not provided for in the capital expenditure budget;

•

modify or cancel any contract that is a “Material Contract” under the Merger Agreement or enter into any contract that, if in effect on the date of the Merger Agreement, would be a “Material Contract” except in the ordinary course of business consistent with past practice;

•

commence or settle any litigation other than settlements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $50,000 individually or $100,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company;

•	change its financial or tax accounting methods, principles or practices, except as required by a change in GAAP or applicable law, or revalue any of its material assets;

•

(i) settle or compromise any liability, audit, claim or assessment for an amount of tax; (ii) file any amended tax return or claim for tax refund; (iii) make, revoke or modify any tax election; (iv) enter into any tax allocation, tax sharing, tax indemnity or similar agreement; or (v) change any method of accounting for tax purposes;

•

enter into any employment contracts, hire any new employees who would be senior management employees or executive officers of the Company or any subsidiaries or terminate any employees of the Company or its subsidiaries, other than for cause;

•

(i) grant any current or former director, officer or employee any increase in compensation, bonus or benefits; (ii) grant or pay to any current or former director, officer or employee any severance, change in control or termination pay or modification or increases thereto; (iii) enter into any collective bargaining agreement or other labor union contract; (iv) take any action to accelerate any rights or benefits under any Company Plan; or (v) adopt any new employee benefit or compensation plan or arrangement or amend or terminate any existing Company Plan;

•	enter into any new line of business outside of its existing business; or

•	take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the Offer Conditions or any condition to the Merger not being satisfied.

No Solicitation of a Competing Proposal

The Company has agreed that, subject to certain qualifications and exceptions outlined below, neither the Company nor any of its subsidiaries will, nor will the Company or any of its subsidiaries authorize any of their respective representatives to, directly or indirectly:

•

solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, any Acquisition Proposal; or

•	resolve, agree or propose to do any of the foregoing.

In addition, the Company has agreed that it will, and will direct its subsidiaries to, and will direct the Company’s and its subsidiaries’ representatives to, (i) immediately cease and terminate all existing discussions or negotiations with any person conducted by the Company, its subsidiaries or their respective representatives, prior to the date of the Merger Agreement with respect to an Acquisition Proposal, or potential Acquisition Proposal; (ii) request the prompt return or destruction of all confidential information furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its affiliates or representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal (other than waivers of any standstill agreement solely to the extent that the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law).

Notwithstanding the restrictions described above, if, at any time prior to the Acceptance Time:

•

the Company receives a written Acquisition Proposal that was unsolicited and did not otherwise result from a breach of Section 6.2 of the Merger Agreement (the provisions of which are summarized in this subsection entitled “No Solicitation of a Competing Proposal” and below under “Change in Recommendation/Termination in Connection with a Superior Proposal”);

•

the Special Committee determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; and

•

the Special Committee determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law, then the Company may (x) furnish information with respect to the Company and its subsidiaries to the person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable in any material respect to the Company than, those set forth in the Confidentiality Agreement entered into between the Company and iSubscribed; provided that, any non-public information provided to any such person shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal. The Company, however, is expressly prohibited from providing (and is prohibited from permitting any of its representatives to provide) any commercially or competitively sensitive non-public information, except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on the Company.

The Company is obligated to promptly (and in any event within 24 hours of receipt) advise Parent in writing in the event the Company or any of its subsidiaries or representatives receives (i) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (ii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of any such indication, inquiry, request, proposal or offer, the identity of the person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such person. In addition, the Company is required to keep Parent informed (orally and in writing) in all material respects on a timely basis of the status (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company is required to promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal and is prohibited from providing such information or engaging in such discussions or negotiations prior to providing such notice. The Company is required to provide Parent with at least 24 hours prior notice (or such shorter notice as may be provided to the Special Committee) of a meeting of the Special Committee at which the Special Committee is reasonably expected to consider an Acquisition Proposal.

For purposes of the Merger Agreement, “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of the Company and its subsidiaries that generate 10% or more of the net revenues or net income (for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent 10% or more of the total assets (based on fair market value) of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 10% or more of any class of capital stock, other equity securities or voting power of the Company, any of its subsidiaries or any resulting parent company of the Company, in each case other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

For purposes of the Merger Agreement, “Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to 50%) that the Company Board or the Special Committee determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof, and the person making the proposal, is (A) more favorable to the stockholders of the Company (other than to Rollover Holders) from a financial point of view than the Offer, the Merger and the other transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal), and (B) reasonably likely of being completed on the terms proposed on a timely basis.

Change in Recommendation/Termination in Connection with a Superior Proposal

The Company has agreed that, except as set forth below, neither the Company Board nor the Special Committee will:

•

(i) withdraw, (or modify or qualify, in a manner adverse to Parent or Purchaser), the recommendation of advisability of the Merger Agreement, Merger or the other transactions contemplated thereby, (ii) recommend or otherwise declare advisable the approval by the Company stockholders of any Acquisition Proposal, (iii) resolve, agree or propose to take any such actions, or (iv) make any public announcements with respect to such actions (each of the actions described in clauses (i), (ii), (iii), and (iv) is an “Adverse Recommendation Change”); or

•

cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract, except for a confidentiality agreement on the terms described above in the subsection entitled “No Solicitation of a Competing Proposal” (each, an “Alternative Acquisition Agreement”), in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, or resolve, agree or propose to take any such actions.

Notwithstanding the above, at any time prior to the Acceptance Time, the Special Committee may, if the Special Committee determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law, taking into account all adjustments to the terms of the Merger Agreement that may be offered by Parent, (x) make an Adverse Recommendation Change in response to either (I) a Superior Proposal or (II) an Intervening Event, or (y) solely in response to a Superior Proposal received after the date of the Merger Agreement that was unsolicited and did not otherwise result from a breach of Section 6.2 of the Merger Agreement (the provisions of which are summarized in the subsection above entitled “No Solicitation of a Competing Proposal” and in this subsection entitled “Change in Recommendation/Termination in Connection with a Superior Proposal”), cause the Company to terminate the Merger Agreement and concurrently enter into a binding and definitive (as opposed to a letter of intent, memorandum of understanding or agreement in principle) Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with the Superior Proposal Termination Provision (as defined below).

In the case of a Superior Proposal, the Company may not make an Adverse Recommendation Change or terminate the Merger Agreement unless:

•

the Company notifies Parent in writing at least three business days before taking such action, and specifies the reasons therefor, including the material terms and conditions of, and the identity of the person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of such proposed Alternative Acquisition Agreement and any other relevant transaction documents (any amendment to the financial terms or any other material term of such Superior Proposal will require a new written notice by the Company and a new five Business Day period); and

•

if Parent makes a proposal during such three business day period to adjust the terms and conditions of the Merger Agreement, the Company Board or the Special Committee, after taking into consideration the adjusted terms and conditions of the Merger Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate the Merger Agreement, as applicable, would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law.

In the case of an Intervening Event, the Company may not make an Adverse Recommendation Change unless:

•	the Company provides Parent with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it;

•

the Company notifies Parent in writing at least three business days before making an Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifies the reasons therefor; and

•

if Parent makes a proposal during such three business day period to adjust the terms and conditions of the Merger Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of the Merger Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable law.

During the three business day period prior to its effecting an Adverse Recommendation Change or terminating the Merger Agreement as permitted above, the Company is required and required to cause its financial and legal advisors to be reasonably available to Parent and negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms or structure of the transactions contemplated by the Merger Agreement proposed by Parent that would result in a Superior Proposal ceasing to be a Superior Proposal. Pursuant to the Merger Agreement, the Company and its subsidiaries are prohibited from entering into any Alternative Acquisition Agreement unless the Merger Agreement has been terminated in accordance with its terms (including the payment of the Company Termination Fee, if applicable).

Pursuant to the terms of the Merger Agreement, the Company is not prohibited from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act. Any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d 9(f) under the Exchange Act), however, will be deemed to be an Adverse Recommendation Change unless the Company Board and the Special Committee expressly reaffirm their recommendation to the Company’s stockholders in favor of the approval of the Merger Agreement and the Merger in such disclosure and expressly reject any applicable Acquisition Proposal.

For purposes of the Merger Agreement, “Intervening Event” means a fundamental and material event or circumstance that relates to the Company and its subsidiaries that was not known or reasonably foreseeable to the Company Board prior to the execution of the Merger Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Company Board or the Special Committee prior to the Acceptance Time that does not relate to (A) an Acquisition Proposal, (B) Parent or its subsidiaries (including any Material Adverse Effect as it relates to Parent or its subsidiaries), or (C) any actions taken pursuant to the Merger Agreement.

Employee Benefits

Parent has agreed to cause the Surviving Corporation and each of its subsidiaries to maintain, through December 31, 2019, the severance-related provisions of the Company’s Severance Pay Plan and Summary Plan Description and to provide the severance payments and benefits required thereunder to be provided to any Company Continuing Employee (as defined below) terminated during that period.

Parent has also agreed to cause the Surviving Corporation and each of its subsidiaries to maintain for each employee of the Company or its subsidiaries who continues to be employed by the Company or the Surviving Corporation or any subsidiary or affiliate thereof following the Closing Date (the “Continuing Employees”), for a period commencing at the Effective Time and ending on December 31, 2019: (i) a salary, wage, target bonus opportunity and commissions opportunity that is substantially similar in the aggregate to the salary, wage, target bonus opportunity and commissions opportunity that was provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee retirement (other than any nonqualified deferred compensation plan or defined benefit pension arrangement), welfare (other than post-retirement health and welfare benefits) and other benefits (other than any equity-based compensation or benefits or severance benefits) that are substantially similar in the aggregate to the employee retirement (other than any nonqualified deferred compensation plan or defined benefit pension arrangement), welfare (other than post-retirement health and welfare benefits) and other benefits (other than any equity-based compensation or benefits or severance benefits) provided to such Continuing Employee immediately prior to the Effective Time.

As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, use commercially reasonable efforts to give Continuing Employees full credit for purposes of eligibility, participation, benefit accrual and vesting (but not for purposes of benefit accruals under any defined benefit pension plans or retiree health plan or severance arrangement (other than as set forth in the Company’s Severance Pay Plan and Summary Plan Description)), under any employee benefit plan, program or arrangement maintained by Parent, its subsidiaries or the Surviving Corporation (each, a “Parent Plan”) in which Continuing Employees may participate to the same extent recognized by the Company immediately prior to the Effective Time under any similar or comparable Company Plan and to the extent such credit would not result in a duplication of benefits for the same period of service.

With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), Parent or its subsidiaries will use commercially reasonable efforts to or to cause any third party insurance providers to, (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations in the plan year in which the Effective Time occurs, to claims incurred and amounts paid by, and amounts reimbursed to, Continuing Employees under similar plans maintained by the Company and its subsidiaries in the plan year in which the Effective Time occurs.

From and after the Effective Time, the Surviving Corporation will honor, and will cause its subsidiaries to honor, in accordance with its terms, each existing employment agreement in effect as of the date hereof and the Company’s Severance Pay Plan and Summary Plan Description, in each case to the extent legally binding on the Company or any of its subsidiaries.

Indemnification and Insurance of the Company’s Directors and Officers

Parent and Purchaser have agreed that all rights to indemnification existing in favor of the current or former directors and officers of the Company as provided in the Company Certificate of Incorporation or Company Bylaws as in effect on the date of the Merger Agreement for acts or omissions occurring prior to the Effective Time shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect for a period of six years after the Effective Time with respect to any claims against such directors or officers.

In addition, Parent has agreed pursuant to the Merger Agreement that, subject to certain limitations on premiums, for six (6) years after the Effective Time, Parent will cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time. Parent is permitted to (i) substitute for the Company’s existing policies, policies of an insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date of the Merger Agreement, or (ii) request that the Company obtain extended reporting period coverage under its existing insurance programs. Pursuant to the Merger Agreement, neither Parent nor the Company are required to pay annual premiums for such directors’ and officers’ liability insurance in excess of 300% of the amount of the annual premiums paid by the Company for fiscal year 2018 for such purpose.

The Merger Agreement also requires Parent and Surviving Corporation to fulfill and honor in all respects the obligations of the Company and its subsidiaries pursuant to: (i) each indemnification agreement between the Company or any of its subsidiaries and any director or officer as the indemnified party therein to the extent the same is in effect as of the date of the Merger Agreement; and (ii) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the Company Certificate of Incorporation or the Company Bylaws or otherwise in the resolutions of the Company, as each is in effect on the date of the Merger Agreement. Parent’s and the Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) are to continue in full force and effect for a period of six (6) years from the Effective Time, with all rights to indemnification, exculpation and advancement of expenses in respect of any claim threatened, asserted or made within such period to continue until the final disposition of such claim.

Commercially Reasonable Efforts

Each of the parties to the Merger Agreement has agreed to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including using commercially reasonable efforts to accomplish the following:

•	obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract;

•

obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any Action by, any governmental entity, including filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice; and

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement and fully to carry out the purposes of the Merger Agreement.

Takeover Laws

The parties have agreed that the Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated thereby and (b) if any Takeover Law is or becomes applicable to the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated thereby, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated thereby may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such Takeover Law with respect to the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby.

Other Covenants

The Merger Agreement contains other covenants among the parties, including covenants relating to obtaining third party consents and regulatory approvals, stockholder litigation, public announcements, access to information and confidentiality, certain matters relating to Rule 14d-10(d) and Rule 16b-3 under the Exchange Act, stock exchange delisting and deregistration of the Shares and additional agreements.

Conditions to the Merger

The respective obligations of Parent, Purchaser, and the Company to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

•	any applicable waiting period under the HSR Act and any extension thereof shall have expired or been terminated;

•

there is no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition in effect, and no law shall have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any such case, prohibits or makes illegal the consummation of the Merger; and

•	Purchaser has accepted for payment and paid for the Shares validly tendered and not withdrawn in the Offer.

Conditions to the Offer

For a description of the conditions to the Offer, see “The Offer—Section 15—Conditions of the Offer.”

Termination of the Merger Agreement

The Merger Agreement may be terminated prior to the Effective Time:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company:

•

if (1) the Acceptance Time has not occurred on or before the Outside Date or (2) the Offer has expired or been terminated in accordance with its terms without Purchaser having purchased any Shares pursuant thereto; provided that, the right to so terminate the Merger Agreement is not available to any party whose failure to fulfill in any material respect any of its obligations under the Merger Agreement has been the primary cause of the event specified in either of the foregoing clauses (1) or (2) (the “Offer Expiration Termination Provision”); or

•

if any court of competent jurisdiction or other governmental entity issues a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and such judgment, order, injunction, rule, decree or other action becomes final and nonappealable;

•	by Parent, at any time prior to the Acceptance Time:

•

if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement (other than with respect to a breach of Section 6.2 of the Merger Agreement, as to which the Triggering Events Termination Provision shall apply), which breach or failure to perform, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date (1) would result in the failure of a condition to the Offer described above under “Conditions to the Offer” to be satisfied and (2) cannot be or has not been cured by the earlier of (x) the Outside Date and (y) 30 days after the giving of written notice to the Company of such breach or failure; provided that, Parent will not have the right to so terminate the Merger Agreement if Parent or Purchaser is then in material breach of any of its covenants or agreements set forth in the Merger Agreement (the “Company Breach Termination Provision”); or

•

if (1) an Adverse Recommendation Change has occurred, (2) the Company, within 10 business days of a tender or exchange offer relating to at least 10% of the Shares having been commenced, has failed to publicly recommend against such tender or exchange offer, (3) the Company has failed to publicly reaffirm its recommendation of the Merger within 10 business days after the date any Acquisition Proposal or material modification is first commenced, publicly announced, distributed or disseminated to the Company’s stockholders upon a written request to do so by Parent, (4) the Company has breached or failed to perform any of its obligations set forth in Section 6.2 of the Merger Agreement (the provisions of which are summarized in the subsections above entitled “No Solicitation of a Competing Proposal” or “Change in Recommendation/Termination in Connection with a Superior Proposal”), or (5) the Company or the Special Committee formally resolved or publicly authorized or proposed to take any of the foregoing actions (the “Triggering Events Termination Provision”);

•	by the Company, at any time prior to the Acceptance Time:

•

if Parent or Purchaser has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date (1) would result in a Parent Material Adverse Effect and (2) cannot be or has not been cured by the earlier of (x) the Outside Date and (y) 30 days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to so terminate the Merger Agreement if it is then in material breach of any of its covenants or agreements set forth in the Merger Agreement (the “Parent Breach Termination Provision”);

•

in order to accept a Superior Proposal; provided, that the Company shall have (1) simultaneously with such termination entered into the associated Alternative Acquisition Agreement, (2) otherwise complied with all provisions of Section 6.2(b) of the Merger Agreement (which provisions are summarized in the subsection above entitled “Change in Recommendation/Termination in Connection with a Superior Proposal”) in connection with accepting such Superior Proposal, including the notice provisions thereof, and (3) paid any amounts due pursuant to the terms of the Merger Agreement (the “Superior Proposal Termination Provision”); or

•

if (1) all of the conditions to the Offer (other than those conditions that by their nature are to be satisfied at the Acceptance Time, but subject to such conditions being able to be satisfied) have been satisfied or waived at the Expiration Date, (2) the Company has irrevocably confirmed by written notice to Parent and Purchaser that the Company is ready, willing and able to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (3) Purchaser fails to consummate (as defined in Section 251(h) of the DGCL) the Offer within three (3) Business Days following the later of (x) delivery of the written confirmation required by clause (2) and (y) the Expiration Date, and (4) at all times during such three business day period, the Company stood ready, willing and able to consummate the Offer, the Merger and the other transactions contemplated thereby (the “Failure to Consummate the Offer Termination Provision”).

Effects of Termination

In the event of termination of the Merger Agreement, the Merger Agreement will immediately become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, except that among others, the provisions regarding payment of the termination fees and reimbursement of Parent expenses described below will remain in full force and effect and survive any termination of the Merger Agreement. In addition, subject to the limitations on liability set forth in the Merger Agreement and described below under “Limitation on Liability”, termination will not relieve any party to the Merger Agreement from any liabilities or damages arising out of its willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

Termination Fees and Expenses

The Company has agreed to pay Parent a $3,595,838 termination fee (the “Company Termination Fee”), less the amount of any expenses previously reimbursed to Parent under the circumstances described below, if:

•

(i) an Acquisition Proposal (whether or not conditional) is made directly to the Company’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of the Company or the Company Board, (ii) the Merger Agreement is terminated by the Company or Parent pursuant to the Offer Expiration Termination Provision or by Parent pursuant to the Company Breach Termination Provision, and (iii) within twelve (12) months after the date of such termination, the Company enters into an agreement in respect of any Acquisition Proposal, or a transaction in respect of any Acquisition Proposal is consummated (which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (iii), each reference to “10%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”)) (in which case the fee must be paid on the earliest of the execution of a definitive agreement with respect to, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable);

•

the Merger Agreement is terminated by Parent pursuant to the Triggering Events Termination Provision (in which case the fee must be paid as promptly as reasonably practicable after termination (and, in any event, within two (2) business days thereof)); or

•

the Merger Agreement is terminated by the Company pursuant to the Superior Proposal Termination Provision (in which case the fee must be paid simultaneously with, and as a condition to the effectiveness of, termination).

The Company has also agreed that in the event that the Merger Agreement is terminated by the Company or Parent pursuant to the Offer Expiration Termination Provision as a result of the failure of the Minimum Condition to be satisfied or by Parent pursuant to the Company Breach Termination Provision, under circumstances in which the Company Termination Fee is not then payable, then the Company will reimburse Parent and its affiliates for all of their reasonable out-of-pocket fees and expenses incurred by Parent or Purchaser or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the Merger Agreement and the transactions contemplated thereby, up to a maximum amount of $2,500,000. Pursuant to the Merger Agreement, reimbursement of expenses under the foregoing circumstances will not relieve the Company of any subsequent obligation to pay the Company Termination Fee under the Merger Agreement or relieve the Company from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or fraud.

Parent has agreed to pay the Company a $3,595,838 termination fee (the “Parent Termination Fee”) as promptly as reasonably practicable after termination (and, in any event, within two (2) business days thereof) if the Merger Agreement is terminated by the Company pursuant to the Parent Breach Termination Provision or the Failure to Consummate the Offer Termination Provision.

If any party fails to promptly pay any amount due, as described above, in accordance with the time periods described above, and in order to obtain payment, the other party commences a suit that results in a judgment for such amount, the delinquent party is required to pay the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made, up to an aggregate amount not to exceed $250,000 (collectively, the “Collection Costs”).

Limitation on Liability

Pursuant to the Merger Agreement, the liability of Parent, Purchaser, the Guarantors, Parent and Purchaser’s financing sources, each of their respective affiliates and each of their respective current, former or future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives and agents, and their respective successors and assigns, is limited as follows:

•

no financing source party or any of their affiliates or their affiliates’ respective current, former or future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives and agents, or respective successors and assigns, will have any liability to the Company, any of its affiliates or any of its or their direct or indirect stockholders relating to or arising out of the transactions contemplated by the Merger Agreement, the Limited Guaranty or in respect of any oral representation made or alleged to have been made in connection therewith (including in respect of a willful and material breach);

•

the maximum liability of Parent, Purchaser, the Guarantors, and their respective affiliates and each of their respective current, former or future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives and agents, and their respective successors and assigns, under the Merger Agreement, the Limited Guaranty, the Equity Commitment Letters and in respect of the transactions contemplated thereby is limited to the Parent Termination Fee and Collection Costs; and

•

in the event the Merger Agreement is terminated, payment of Parent Termination Fee and Collection Costs, if any, by Parent, is the sole and exclusive remedy of the Company and any other person against Parent, Purchaser, the Guarantors and their related parties under the Merger Agreement, the Limited Guaranty, the Equity Commitment Letter and the transactions contemplated thereby.

Similarly, pursuant to the Merger Agreement, the liability of the Company and its affiliates and each of their respective current, former or future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives and agents, and their respective successors and assigns is limited so that in the event the Merger Agreement is terminated, payment of the Company Termination Fee and Collection Costs, if any, by the Company, is the sole and exclusive remedy of Parent, Purchaser and any other person against the Company and its related parties under the Merger Agreement and the transactions contemplated thereby.

Amendment or Supplement

The Merger Agreement may be amended or supplemented by the parties by action taken or authorized by the Special Committee with respect to the Company and by the Board of Directors of Parent and the Board of Directors of Purchaser with respect to Parent and Purchaser, respectively, as applicable, at any time prior to the Effective Time; provided, however, that after Purchaser has accepted for payment and paid for Shares pursuant to the Offer, no amendment may be made which decreases the Merger Consideration. The Merger Agreement may only be amended or supplemented by an instrument in writing and signed by the parties.

Specific Performance

The parties to the Merger Agreement have agreed that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties have accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Court of Chancery of the State of Delaware and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement to post security as a prerequisite to obtaining relief, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, the parties have agreed that the Company will only be entitled to seek specific performance of Parent’s obligation to cause the WC SACD Equity Financing to be funded in accordance with terms of the WC SACD Equity Financing Commitment Letter and to cause the consummation of the Offer and the Merger, as applicable, to occur, and only in the event that each of the following conditions have been satisfied:

•

with respect to the consummation of the Offer (including the payment of the Offer Price and drawing down the WC SACD Equity Financing related thereto), all of the conditions to the Offer (other than those conditions that, by their nature, are to be satisfied at the Acceptance Time, but subject to such conditions being able to be satisfied) have been satisfied or waived at the Expiration Date, and Purchaser fails to consummate the Offer pursuant to, and in accordance with, the terms of the Merger Agreement;

•

with respect to the consummation of the Merger (including the payment of the Merger Consideration and drawing down the WC SACD Equity Financing related thereto) all of the conditions to consummation of the Merger have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), and the Purchaser fails to complete the Closing pursuant to, and in accordance with, the terms of the Merger Agreement;

•	the Company has irrevocably confirmed by written notice to Parent and Purchaser that (A) the Company is ready, willing and able to consummate the Offer, the Merger and the other transactions contemplated thereby and to take such actions required of it by the Merger Agreement to cause the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement to occur and (B) if specific performance is granted and the WC SACD Equity Financing is funded, the Closing will occur substantially simultaneously with the drawdown of the WC SACD Equity Financing;

•

Parent and Purchaser fail to consummate the Offer or Merger, as applicable, within three (3) business days following the later of (1) delivery of the written confirmation required by the immediately preceding bullet point above; and (2) in the case of the Offer, the Expiration Date, and in the case of the Merger, the date by which the Closing was required to occur pursuant to the terms of the Merger Agreement; and

•	at all times during such three (3) business day period, the Company stood ready, willing and able to consummate the Offer, the Merger and the other transactions contemplated thereby.

While the Company may pursue both a grant of specific performance and damages (including the payment of the Parent Termination Fee), under the terms of the Merger Agreement, the Company is not permitted or entitled to receive both a grant of specific performance, on the one hand, and damages or the Parent Termination Fee, on the other hand.

13.	Purpose of the Offer; Plans for the Company; Statutory Requirements; Short Form Merger.

Purpose of the Offer; Plans for the Company. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer is for Parent, through Purchaser, to acquire control of the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of more than fifty percent (50%) of the outstanding Shares (including the Rollover Shares and Shares, if any, held by the Bidders or their affiliates). The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer, subject to certain agreements with management and key stockholders of the Company to retain a percentage of their equity through and after the Merger.

If the Offer is successful, Purchaser expects to complete the Merger as promptly as practicable. The Merger Agreement provides, among other things, that Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation and a wholly-owned subsidiary of Parent. Also, upon consummation of the Merger, the Merger Agreement provides that:

•

the certificate of incorporation of the Company, as in effect immediately before the effective time of the Merger, will be amended pursuant to the filing of the Certificate of Merger (which will include the amended and restated certificate of incorporation, attached as Exhibit C to the Merger Agreement), with the Secretary of the State of Delaware, and as so amended, will be the certificate of incorporation of the Surviving Corporation;

•

at the Effective Time, the bylaws of the Company shall be amended so that they read in their entirety the same as the bylaws of Purchaser as in effect immediately prior to the Effective Time (except that all references to Purchaser shall be automatically amended and shall become references to the Surviving Corporation) shall be the bylaws of the Surviving Corporation; and

•	the directors of Purchaser immediately before the Effective Time will be the directors of the Surviving Corporation.

See “The Offer—Section 12—The Merger Agreement.”

If you sell your Shares in the Offer, you will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in the Surviving Corporation. Similarly, after selling your Shares in the Offer or the exchange of your Shares in the subsequent Merger, you will not bear the risk of any decrease in the value of the Company or Surviving Corporation, as applicable.

If the Offer is consummated, we do not anticipate seeking the approval of the Company’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a tender offer for any and all shares of a public Delaware corporation that would otherwise be entitled to vote on the merger (other than shares held by the acquiring entity and its affiliates), the stock irrevocably accepted for purchase pursuant to such offer and received by the Depositary prior to the expiration of such offer, plus the stock otherwise owned by the acquiror equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration for their stock in the merger as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Therefore, the parties have agreed, and the Merger Agreement requires, that, subject to the conditions specified in the Merger Agreement, the Merger will become effective on the second (2nd) business day following the consummation of the Offer (unless another date is agreed to in writing by Parent and the Company) without a stockholder vote to adopt the Merger Agreement or any other action by the stockholders of the Company, in accordance with Section 251(h) of the DGCL.

The Special Committee duly and unanimously recommended to the Company’s Board that the Company Board approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. After careful consideration and based in part on the recommendation of the Special Committee, the Company Board unanimously (i) approved and declared advisable the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; (ii) determined that the Offer and the Merger are fair to and in the best interests of the Company and the stockholders of the Company (including the Company’s stockholders other than the Rollover Holders); (iii) determined that the Merger shall be governed by Section 251(h) of the DGCL; and (iv) recommended that the holders of Common Stock accept the Offer and tender their Common Stock pursuant to the Offer.

Except as provided in the Letter of Transmittal, this Offer does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies at this time.

14.	Dividends and Distributions.

As discussed in “The Offer—Section 12—The Merger Agreement”, pursuant to the Merger Agreement, from the date of the Merger Agreement until the Effective Time, except as set forth in the Company Disclosure Letter or as specifically required by the Merger Agreement, the Company has agreed not to, and has agreed not to permit any of its subsidiaries to, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed):

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests;

•	purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its subsidiaries; or

•

split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or other equity interests.

15.	Conditions of the Offer.

Capitalized terms used in this “The Offer—Section 15—Conditions of the Offer,” but not defined herein have the respective meanings given to them in the Merger Agreement, a copy of which is filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Intersections Inc. with the Securities and Exchange Commission on November 6, 2018 and is incorporated herein by reference.

Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:

•	the Minimum Condition has not been satisfied;

•	prior to the Expiration Date, the applicable waiting period under the HSR Act in respect of the transactions contemplated by the Merger Agreement shall not have expired or been terminated;

•	any of the following conditions shall exist or shall have occurred and be continuing at the Expiration Date:

•

there shall be pending or threatened any Action by any Governmental Entity that seeks, directly or indirectly, to challenge or make illegal or otherwise prohibit or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, or to make materially more costly the making of the Offer, or to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its Subsidiaries taken as a whole;

•

there shall have been any Law enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that would, or would reasonably be expected to, directly or indirectly, result in any of the consequences referred to in the immediately preceding bullet point above;

•

since the date of the Merger Agreement, there shall have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

•	the Company shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement;

•

the representations and warranties of the Company set forth in (1) Article IV of the Merger Agreement (other than those contained in Section 4.1 (the first sentence thereof), Section 4.2(a), Section 4.4, Section 4.5(a)(i), the last sentence of Section 4.6(a), Section 4.6(b), Section 4.8, Section 4.9(b), Section 4.20, Section 4.22, Section 4.28, and Section 4.29) shall not be true and correct in all respects, without regard to any “materiality” or “ Material Adverse Effect” qualifications contained in them, at and as of the date of the Merger Agreement and as of and as though made on the Expiration Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), with only such exceptions as do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (2) Section 4.8 or Section 4.9(b) shall not be true and correct in all respects at and as of the date of the Merger Agreement and as of and as though made on the Expiration Date, (3) Section 4.1 (the first sentence thereof), Section 4.4, Section 4.5(a)(i), the last sentence of Section 4.6(a), Section 4.6(b), Section 4.20, Section 4.22, Section 4.28, and Section 4.29 shall not be true and correct in all material respects at and as of the date of the Merger Agreement and as of and as though made on the Expiration Date(except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date); and (4) Section 4.2(a) shall not be true and correct in all but de minimis respects, other than as resulting from permitted exercises of existing outstanding Equity Awards set forth in Section 4.2(a) following the date of the Merger Agreement, at and as of the date of the Merger Agreement and as of and as though made at and as of the Expiration Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date); provided, further, that for purposes of determining the truth and correctness of such representations and warranties, (x) any update or modification of the Company Disclosure Letter purported to have been made after the date of the Merger Agreement shall be disregarded and (y) the truth and correctness of those representations and warranties that address matters only as of a specific date shall be measured only as of such date;

•

Parent and Purchaser shall not have received a certificate of an executive officer of the Company, dated as of the scheduled Expiration Date, certifying to (i) the compliance by the Company with its obligations, covenants and agreements under the Merger Agreement to the standard specified above, and (ii) the accuracy of the representations and warranties of the Company to the above-specified standards; or

•	the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent, in whole or in part at any applicable time or from time to time in their sole discretion. The determination as to whether a condition has been satisfied will be in the reasonable judgment of Purchaser and Parent and, subject to applicable law, will be final and binding on all parties. The foregoing conditions shall be in addition to, and not a limitation of, the right of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement. See “The Offer—Section 12—The Merger Agreement—Waiver of Certain Conditions of the Offer” for a description of the Offer Conditions which Purchaser has the right to waive in its sole discretion.

Consummation of the Offer is not conditioned upon any financing arrangements or subject to a financing condition.

16.	Certain Legal Matters; Regulatory Approvals; Appraisal Rights.

General. Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under “Other State Takeover Statutes,” such approval or other action will be sought. Except as described below under “Antitrust,” there is, however, no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions), or that, if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business or certain parts of the Company’s business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions and subject to the terms of the Merger Agreement. See “The Offer—Section 15—Conditions of the Offer.”

Delaware Takeover Statutes. As a Delaware corporation, the Company is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Company has represented to us in the Merger Agreement that the Company has taken all action necessary to exempt the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby from the restrictions on business combination of Section 203 of the DGCL.

Other State Takeover Statutes. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not made efforts to comply with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe that there are reasonable bases for contesting such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from obtaining voting rights in shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes are applicable to the Offer or the Merger and an appropriate court does not determine that they are inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See “The Offer—Section 15—Conditions of the Offer.”

Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the United States Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

Pursuant to the requirements of the HSR Act, we filed a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC on November 9, 2018 and the Company filed a Notification and Report Form with respect to the Offer and the Merger with the Antitrust Division and the FTC on November 13, 2018 (collectively, the “HSR Filings”). Under the provisions of the HSR Act applicable to the Offer and the Merger, the waiting period under the HSR Act applicable to the Offer and the Merger will expire at 11:59 p.m., New York City time, on the 15th calendar day following the HSR Filings, unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from the Bidders or the Company. If such a request is made, the waiting period will expire at 11:59 p.m., New York City time, on the 10th calendar day after substantial compliance with such request. If the waiting periods noted above would expire on a Saturday, Sunday or legal public holiday, the waiting period will instead expire at 11:59 p.m., New York City time, on the next business day. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay the transaction while such negotiations continue. Purchaser is not required to accept for payment Shares tendered in the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have expired or been terminated. See “The Offer—Section 15—Conditions of the Offer”.

At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of our or the Company’s substantial assets. Private parties and individual states may also bring legal action under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See “The Offer—Section 15—Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions. Shares will not be accepted for payment or paid for pursuant to the Offer if, before or after the expiration of the applicable waiting period under the HSR Act, the Antitrust Division, the FTC, a state or other governmental body has commenced a proceeding that seeks to make illegal or otherwise prohibit the consummation of the Offer or the Merger. See “The Offer—Section 15—Conditions of the Offer.”

On November 21, 2018, the Bidders and Company were informed by the FTC that early termination of the waiting period under the HSR Act with respect to the transactions contemplated by the Merger Agreement had been granted.

Appraisal Rights. You do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company who do not tender their Shares in the Offer, continue to hold Shares at the time of consummation of the Merger, neither vote in favor of the Merger nor consent thereto in writing and who otherwise comply with the applicable statutory procedures under Section 262 of the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any (all such Shares, collectively, the “Dissenting Shares”). Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than, or the same as, the price per Share paid pursuant to the Offer or the consideration paid in the Merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer, are not opinions as to fair value under Section 262 of the DGCL.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its, his or her rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Merger. A stockholder may withdraw a demand for appraisal by delivering to us a written withdrawal of the demand for appraisal and acceptance of the Merger.

Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL.

As more fully described in the Schedule 14D-9, if a stockholder wishes to elect to exercise appraisal rights under Section 262 of the DGCL, such stockholder must (among other things) do all of the following: (a) no later than the later of the consummation of the Offer and 20 days after the date of mailing of the notice referred to in the previous paragraph, deliver to Company a written demand for appraisal by the holder of record of the Shares, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal; (b) not tender such stockholder’s Shares in the Offer; and (c) continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time. Following the Effective Time, additional steps may be necessary for any such stockholder to perfect his, her or its appraisal rights, all as described more fully in the Schedule 14D-9.

The foregoing summary of appraisal rights under the DGCL does not purport to be a complete statement of law pertaining to appraisal rights under the DGCL or of the procedures to be followed by the Company’s stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by the full text of Section 262 of the DGCL, the full text of which is set forth in Schedule II attached to this Offer to Purchase. The preservation and exercise of appraisal rights require timely adherence to the applicable provisions of Delaware law. If a stockholder withdraws or loses the right to appraisal, such stockholder will be entitled to receive only the Merger Consideration. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. We recommend that any Company stockholders wishing to pursue appraisal rights with respect to the Merger consult their legal advisors.

Additional notices regarding appraisal rights, if required, will be sent to non-tendering holders of Shares in connection with the completion of the Merger.

Going Private Transactions. Any merger or other similar business combination with the Company would also have to comply with any applicable U.S. federal law. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions. Because the Bidders may be deemed affiliates of the Company, the transactions contemplated by the Merger Agreement may constitute a “going private transaction” under Rule 13e-3. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Offer and the Merger and the consideration offered to stockholders not affiliated with the Company be filed with the SEC and disclosed to stockholders not affiliated with the Company. The Bidders have provided such information in this Offer to Purchase, the Tender Offer Statement on Schedule TO, and Transaction Statement on Schedule 13E-3 and the exhibits thereto filed with the SEC pursuant to Rules 14d-3 and 13e-3 under the Exchange Act.

17.	Legal Proceedings.

As of the date of this Offer to Purchase, we are not aware of any legal proceedings relating to the Offer.

18.	Fees and Expenses.

We have retained D.F. King & Co., Inc. to act as the Information Agent and American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

19.	Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of the Bidders not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

The Bidders have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Bidders have also filed the Schedule 13E-3 (including exhibits) in accordance with the Exchange Act furnishing certain additional related information. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act and the Schedule 13E-3, together with exhibits, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under “The Offer—Section 9—Certain Information Concerning the Bidders”.

WC SACD One Merger Sub, Inc.

November 29, 2018

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

The name, current principal occupation or employment, and material occupations, positions, offices or employment for the past five (5) years of each director and executive officer of Parent and Purchaser are set forth below. The principal business address of the directors listed below is c/o WndrCo, LLC 9355 Wilshire Boulevard, Suite 400, Beverly Hills, CA 90210 and the business telephone for each director is (424) 363-3066. The principal business address of the executive officers listed below is c/o iSubscribed Inc. 15 Network Drive, Burlington, Massachusetts 01803, and the business telephone number of each officer is (617) 322-0291. Except as otherwise disclosed in the Schedule TO, none of the directors and officers of Parent or Purchaser listed below has, during the past five (5) years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed are citizens of the United States. No director or officer of Parent or Purchaser has engaged in any transaction or material contract with the Company or its affiliates in the past two years. No director or officer of Parent is the beneficial owner of Shares of the Company’s stock, and no director or officer of Parent has engaged in a transaction involving the securities of the Company in the past 60 days.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

Name	Current Principal Occupation or Employment and Five-Year Employment History
Andrew Chang, Director	General Counsel and General Partner of WndrCo, LLC. He has served as General Counsel and General Partner of WndrCo, LLC since January 2017. He served as General Counsel and Secretary of DreamWorks Animation SKG, Inc. for the remainder of the preceding 5 years until January 2017.

Sujay Jaswa, Director	Founder and Managing Partner of WndrCo, LLC. He has served as Managing Partner of WndrCo, LLC since August 2016. He served as Chief Financial Officer of Dropbox, Inc. from April 2014 to February 2015, and Vice President of Business of Dropbox, Inc. for the remainder of the preceding 5 years until April 2014.

ChenLi Wang, Director	General Partner of WndrCo, LLC. He has served as General Partner of WndrCo, LLC since October 2016. He served as Director of Product Management of Dropbox, Inc. from January 2014 to October 2016, and as Head of Business Operations of Dropbox, Inc. from January 2011 to January 2014.

Hari Ravichandran, Chief Executive Officer

Chief Executive Officer of iSubscribed Inc. He has served as Chief Executive Officer of iSubscribed Inc. since November 2017. He served as Chief Executive Officer of Endurance International Group for the remainder of the preceding 5 years until November 2017.

Blake Cunneen, Chief Financial Officer and Treasurer

Chief Financial Officer of iSubscribed Inc. He has served as Chief Financial Officer of iSubscribed Inc. since September 2017. He served as Executive Vice President of Corporate Development for Endurance International Group for the remainder of the preceding 5 years until September 2017.

Hamed Saeed, Secretary	Chief Strategy Officer at iSubscribed Inc. He has served as Chief Strategy Officer at iSubscribed Inc. since January 2018. He served as Senior Vice President of Corporate Strategy for the remainder of the preceding 5 years until September 2017.

INFORMATION RELATED TO WNDRCO

WndrCo is a member-managed LLC and has not appointed any officers. WndrCo, LLC is the sole member of WndrCo. As such, the following table sets forth the name, current principal occupation or employment, and material occupations, positions, offices or employment for the past five (5) years of each member of the Board of Managers and of each executive officer of WndrCo, LLC. The business address of each director and officer is 9355 Wilshire Boulevard, Suite 400, Beverly Hills, CA 90210 and the business telephone number of each director and officer is (424) 363-3066. None of the directors and officers of WndrCo, LLC listed below has, during the past five (5) years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed are citizens of the United States. No director or officer of WndrCo, LLC has engaged in any transaction or material contract with the Company or its affiliates in the past two years. No director or officer of WndrCo, LLC is the beneficial owner of Shares of the Company’s stock, and no director or officer of WndrCo, LLC has engaged in a transaction involving the securities of the Company in the past 60 days.

MANAGERS OF WNDRCO, LLC:

Name	Current Principal Occupation or Employment and Five-Year Employment History
Ann Daly	Founder and Managing Partner of WndrCo, LLC. She has served as Managing Partner of WndrCo, LLC since August 2016. She served as President of DreamWorks Animation SKG, Inc. from July 2014 to August 2016 and as Chief Operating Officer of DreamWorks Animation SKG, Inc. for the remainder of the preceding 5 years until July 2014.

Jeffrey Katzenberg	Founder and Managing Partner of WndrCo, LLC. He has served as Managing Partner of WndrCo, LLC since August 2016. He served as Chief Executive Officer of DreamWorks Animation SKG, Inc. for the remainder of the preceding 5 years until August 2016.

Sujay Jaswa	Founder and Managing Partner of WndrCo, LLC. He has served as Managing Partner of WndrCo, LLC since August 2016. He served as Chief Financial Officer of Dropbox, Inc. from April 2014 to February 2015, and Vice President of Business of Dropbox, Inc. for the remainder of the preceding 5 years until April 2014.

C. Ashton Newhall	Managing Partner of Greenspring Associates, Inc. He has served in this position for the preceding five years.

Jamie McJunkin	Founder and General Partner of Madrone Capital Partners. He has served in this position for the preceding five years.

EXECUTIVE OFFICER OF WNDRCO, LLC:

Name	Current Principal Occupation or Employment and Five-Year Employment History
Andrew Chang	General Counsel and General Partner of WndrCo, LLC. He has served as General Counsel and General Partner of WndrCo, LLC since January 2017. He served as General Counsel and Secretary of DreamWorks Animation SKG, Inc. for the remainder of the preceding 5 years until January 2017.

DIRECTORS AND EXECUTIVE OFFICERS OF iSUBSCRIBED

The name, current principal occupation or employment, and material occupations, positions, offices or employment for the past five (5) years of each director and executive officer of iSubscribed are set forth below. The business address of each director and officer is 15 Network Drive, Burlington, Massachusetts 01803, Attention: Blake Cunneen, Chief Financial Officer, and the business telephone number of each director and officer is (617) 322-0291. Except as set forth below, none of the directors and officers of iSubscribed listed below has, during the past five (5) years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed are citizens of the United States. No director or officer of iSubscribed has engaged in any transaction or material contract with the Company or its affiliates in the past two years. No director or officer of iSubscribed is the beneficial owner of Shares of the Company’s stock, and no director or officer of iSubscribed has engaged in a transaction involving the securities of the Company in the past 60 days.

On August 21, 2018, the Securities and Exchange Commission (the “SEC”) entered an Order Instituting Cease-and-Desist Proceedings Pursuant To Section 8a of the Securities Act of 1933 And Section 21C of the Securities Exchange Act of 1934, Making Findings, And Imposing Remedial Sanctions and a Cease-And-Desist Order under which the SEC settled charges against Hari Ravichandran in connection with the SEC’s investigation of material misrepresentations and omissions in subscriber metrics of Endurance International Group Holdings, Inc. (“Endurance”) during the period beginning October 2013 and ending February 2015. Mr. Ravichandran served as Chief Executive Officer and as a director of Endurance during this period. The SEC alleged that while in possession of information regarding the subscriber error, Mr. Ravichandran reported Endurance’s overstated subscriber metrics to the investing public in quarterly earnings calls and other investor presentations, and signed certifications as to the effectiveness of Endurance’s disclosure controls and the accuracy of Endurance’s periodic reports for fiscal year 2014. The SEC ordered Mr. Ravichandran to cease and desist from committing or causing any violations and any future violations of Sections 13(a) and 13(b)(2)(A) of the Securities Exchange Act of 1934 and Rules 12b-20, 13a-1, 13a-11 and 13a-13 thereunder, and Section 17(a)(2) of the Securities Act of 1933, and Mr. Ravichandran paid disgorgement in the principal amount of $953,005.65, prejudgment interest in the amount of $114,620.02, and a civil monetary penalty in the amount of $320,000, for a total of $1,387,625.67, to the SEC. There was no admission of liability by Mr. Ravichandran and the Order does not impose any bar by the SEC on the activities of Mr. Ravichandran.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF iSUBSCRIBED

Name	Current Principal Occupation or Employment and Five-Year Employment History
Hari Ravichandran, Chief Executive Officer and Director	Chief Executive Officer of iSubscribed Inc. He has served as Chief Executive Officer of iSubscribed Inc. since November 2017. He served as Chief Executive Officer of Endurance International Group for the remainder of the preceding 5 years until November 2017.

Blake Cunneen, Chief Financial Officer	Chief Financial Officer of iSubscribed Inc. He has served as Chief Financial Officer of iSubscribed Inc. since September 2017. He served as Executive Vice President of Corporate Development for Endurance International Group for the remainder of the preceding 5 years until September 2017.

Hamed Saeed, Chief Strategy Officer	Chief Strategy Officer at iSubscribed Inc. He has served as Chief Strategy Officer at iSubscribed Inc. since January 2018. He served as Senior Vice President of Corporate Strategy for the remainder of the preceding 5 years until September 2017.

Name	Current Principal Occupation or Employment and Five-Year Employment History

Ryan Toohil, Chief Technology Officer	Chief Technology Officer at iSubscribed Inc. He was Vice President—Engineering of Endurance International Group from September 2015 to July 2017 and Senior Director of Engineering of Endurance International Group from July 2012 to September 2015

Trevor Oelschig, Director	Mr. Oelschig has been a Managing Director of General Catalyst Partners from November 2016 to present. He was a Partner at Bessemer Venture Partners from June 2007 to October 2016.

Austin McChord, Director	Chief Executive Officer of Datto Inc. from 2007 to October 2018.

INFORMATION RELATING TO THE GC FUNDS

General Catalyst Partners IX, L.P. (“GC GP LP”) is the sole general partner of each of the GC Funds. GC GP LP is a Delaware limited partnership, the principal business of which is acting as the sole general partner of each of the GC Funds.

General Catalyst GP IX, LLC (“GC GP LLC”) is the sole general partner of GC GP LP. GC GP LLC is a Delaware limited liability company, the principal business of which is acting as the sole general partner of GC GP LP.

General Catalyst Group Management, LLC (“GC Management LLC”) is the sole manager of GC GP LLC. GC Management LLC is a Delaware limited liability company, the principal business of which is acting as the advisor to the GC Funds and a number of affiliated entities and serving as the sole manager of GC GP LLC and a number of affiliated entities.

The name, current principal occupation or employment, and material occupations, positions, offices or employment for the past five (5) years of each managing director of GC Management, LLC (each of whom is also a manager of the general partner of the sole and managing member of GC Management LLC) (collectively, the “Managing Directors”) are set forth below. The business address of each of the Managing Directors is 20 University Road, Suite 450, Cambridge, MA 02138 and the business telephone number of each of the Managing Directors is 617-234-7000. None of the Managing Directors has, during the past five (5) years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All of the Managing Directors are citizens of the United States. None of the Managing Directors has engaged in any transaction or material contract with the Company or its affiliates in the past two years. None of the Managing Directors is the beneficial owner of Shares of the Company’s stock, and no director or officer of GC Funds has engaged in a transaction involving the securities of the Company in the past 60 days.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Kenneth I. Chenault	Managing Director of GC Management LLC. He has served as a Managing Director of GC Management LLC since February 2018. He served as CEO of American Express Company for the remainder of the preceding 5 years until February 2018.

Joel E. Cutler	Managing Director of GC Management LLC. He has served in this position for the preceding five years.

David P. Fialkow	Managing Director of GC Management LLC. He has served in this position for the preceding five years.

Hemant Taneja	Managing Director of GC Management LLC. He has served in this position for the preceding five years.

SCHEDULE II—GENERAL CORPORATION LAW OF DELAWARE

SECTION 262 APPRAISAL RIGHTS

a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

1)

Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

2)

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

3)

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

4)

In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

d)	Appraisal rights shall be perfected as follows:

1)

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

e)

Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h) (6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

f)

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

l)

The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SCHEDULE III—PRO FORMA CAPITALIZATION TABLE

The figures below reflect current estimates and are subject to change based on various factors and other determinations that may be made before the consummation of the Merger.

Target	Current		Post-Conversion			Post-Tender Offer
	Fully Diluted Shares	Fully- Diluted%	Conversion Shares	Shares	Fully- Diluted%	Shares Tendered	Shares Rolled Over
Loeb Holding Corp (A)	9,680,541	36.2%	1,321,586	11,002,127	26.4%	2,200,425	8,801,702
Michael Stanfield Group (B)	2,407,406	9.0%		2,407,406	5.8%	907,406	1,500,000
David McGough (C)	747,538	2.8%	440,529	1,188,067	2.8%	388,067	800,000
Other Public Holders	13,907,878	52.0%		13,907,878	33.3%	13,907,878	—
NewCo			13,215,859	13,215,859	31.7%

Total	26,743,363	100.0%	14,977,974	41,721,337	100.0%	17,403,776	11,101,702

Newco and Holdco	Initial @ Convertible Note Investment (Newco)		Post-Tender and Rollover (Newco)								Post-iSub Contribution (Holdco)
	Series A-1 Shares	Newco%	Series A-1 Shares	Series A-2 Shares	Series B Shares	Common Shares	Total Voting	Voting%	Total F-D	F-D%	Series A-1 Shares	Series A-2 Shares	Series B Shares	Common Shares	Total Voting	Voting%	Total F-D	F-D%
Loeb Holding Corp (A)					815,217	7,986,484	8,801,702	22.8%	8,801,702	20.9%	0	0	815,217	7,986,484	8,801,702	16.9%	8,801,702	15.8%
Michael Stanfield Group (B)						1,500,000	1,500,000	3.9%	1,500,000	3.6%	0	0	0	1,500,000	1,500,000	2.9%	1,500,000	2.7%
David McGough (C)					271,739	528,261	800,000	2.1%	800,000	1.9%	0	0	271,739	528,261	800,000	1.5%	800,000	1.4%
iSub	1,282,534	9.7%	1,282,534	1,382,784			2,665,319	6.9%	2,665,319	6.3%	1,282,534	1,382,784	0	0	2,665,319	5.1%	2,665,319	4.8%
General Catalyst	3,366,653	25.5%	3,366,653	3,629,809			6,996,462	18.1%	6,996,462	16.7%	3,366,653	3,629,809	0	0	6,996,462	13.4%	6,996,462	12.6%
WndrCo	8,566,672	64.8%	8,566,672	9,236,291			17,802,963	46.2%	17,802,963	42.4%	8,566,672	9,236,291	0	0	17,802,963	34.1%	17,802,963	32.0%
iSub Participants											0	1,114,130	0	12,472,826	13,586,957	26.1%	13,586,957	24.4%
New Option Pool									3,450,000	8.2%	0	0	0	0	0	0.0%	3,450,000	6.2%

Total	13,215,859	100.0%	13,215,859	14,248,884	1,086,956	10,014,745	38,556,445	100.0%	42,016,446	100.0%	13,215,859	15,363,014	1,086,956	22,487,571	52,153,403	100.0%	55,603,403	100.0%

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

By First Class Mail: American Stock Transfer & Trust Co., LLC Attn: Corporate Actions Dept. 6201 15th Avenue Brooklyn, NY 11219	By Facsimile: For Eligible Institutions Only: (718) 234-5001 Confirm Facsimile Transmission: (718) 234-5001	By Registered, Certified or Express Mail, or Overnight Courier: American Stock Transfer & Trust Co., LLC Attn: Corporate Actions Dept. 6201 15th Avenue Brooklyn, NY 11219

Questions or requests for assistance may be directed to the Information Agent at the telephone numbers, address and/or email addresses set forth below. Requests for copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and all other related materials may be directed to the Information Agent or your bank, broker, dealer, trust company or other nominee, and copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact their bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Bankers and Brokers Call Collect: (877) 297-1747

All Others Call Toll Free: (212) 269-5550

Email: INTX@dfking.com